EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER
by and between
FLORIDA CHOICE BANKSHARES, INC.
and
ALABAMA NATIONAL BANCORPORATION
Dated as of
October 27, 2005

i

		Page

11.14	Schedules	62
11.15	Exhibits and Schedules	62
11.16	No Third Party Beneficiaries	62

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 27, 2005, by and between Florida Choice Bankshares, Inc. (“FCB”), a corporation organized and existing under the laws of the State of Florida, with its principal office located in Mount Dora, Florida, and Alabama National BanCorporation (“ANB”), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.
Preamble
     The Boards of Directors of FCB and ANB are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the merger (the “Merger”) of FCB with and into ANB. At the Effective Time of such Merger, the outstanding shares of the capital stock of FCB shall be converted into the right to receive shares of the common stock of ANB (except as provided herein). As a result, stockholders of FCB shall become stockholders of ANB. The Merger is subject to the approvals of the stockholders of FCB, the Florida Department of Financial Services and the Federal Reserve Board, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that, for federal income tax purposes, the merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the IRC.
     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.
     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:
ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER
     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, FCB shall be merged with and into ANB in accordance with the provisions of Section 252 of the DGCL and Section 607.1107 of the FBCA and with the effect provided in Sections 259 and 261 of the DGCL and the applicable provisions of the FBCA. ANB shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the ANB Board and the FCB Board.
     1.2 Time and Place of Closing. The place of Closing shall be at the offices of Maynard, Cooper & Gale, P.C., Birmingham, Alabama, or such other place as may be mutually agreed upon by the Parties. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers of each Party, the Closing will take place at 9:00 A.M. Central Standard Time on the last business day of the month in which the closing conditions set forth in Article 9 below have been satisfied (or waived pursuant to Section 11.4 of this Agreement); provided, however, that the Closing will not occur earlier than

March 15, 2006, unless otherwise mutually agreed upon in writing by the chief executive officers of each Party.
     1.3 Effective Time. The Merger and other transactions provided for in this Agreement shall become effective: (a) on the date and at the time that the later of the following shall occur: (i) the Certificate of Merger reflecting the Merger shall be accepted for filing by the Secretary of State of Delaware, and (ii) the Articles of Merger reflecting the Merger shall be accepted for filing by the Secretary of State of Florida, or (b) on such date and at such time subsequent to the date and time established pursuant to subsection 1.3(a) above as may be specified by the Parties in the Certificate of Merger and Articles of Merger (provided that such subsequent date and time shall not be later than a time on the 30th day after the date that the Certificate of Merger is filed) (such time is hereinafter referred to as the “Effective Time”). Unless ANB and FCB otherwise mutually agree in writing, the Parties shall use their commercially reasonable efforts to cause the Effective Time to occur on the date of Closing.
     1.4 Director’s Agreements. Concurrently with the execution of this Agreement and as a material condition hereto, each member of the FCB Board and each member of the Board of Directors of FCB Bank has executed and delivered an Agreement in the form attached as Exhibit A hereto (a “Director’s Agreement”).
ARTICLE 2
EFFECT OF MERGER
     2.1 Certificate of Incorporation. The Restated Certificate of Incorporation of ANB in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time.
     2.2 Bylaws. The Bylaws of ANB in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation immediately following the Effective Time, until otherwise amended or repealed.
     2.3 Officers and Directors. The incumbent officers and directors of ANB immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation.
ARTICLE 3
CONVERSION OF CONSTITUENTS’ CAPITAL SHARES
     3.1 Manner of Converting Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any further action on the part of ANB, FCB or the holders of any shares thereof, the shares of the constituent corporations shall be converted as follows:
     (a) each share of ANB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

     (b) (1) Subject to the potential adjustment provided for in Section 3.1(b)(2) and/or Section 3.2 below, each share of FCB Common Stock (excluding shares held by any FCB Company, other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters’ rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.6079 shares of ANB Common Stock (as such may be adjusted pursuant to the terms of this Agreement, the “Exchange Ratio”); provided that, subject to the election rights set forth in Section 3.1(c) below, each holder of FCB Common Stock shall have an opportunity to elect to receive cash consideration for such holder’s shares of FCB Common Stock in lieu of receiving ANB Common Stock.
          (2) FCB shall have the right to terminate this Agreement, through a resolution adopted by a majority of the entire FCB Board, if both of the following conditions are satisfied:
          (i) the Average Determination Price shall be less than the product of 0.85 and the Starting Price; and
          (ii) the quotient obtained by dividing the Average Determination Price by the Starting Price (such number being referred to herein as the “ANB Ratio”) shall be less than the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from such quotient (such number being referred to herein as the “Index Ratio”).
          If FCB elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice thereof to ANB at any time during the five business day period commencing on the business day following the Determination Date; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five business day period. During the five business day period commencing on the business day following the day on which ANB receives such notice, ANB shall have the option of adjusting the Exchange Ratio to equal the lesser of (A) a number equal to a quotient (rounded to the nearest four decimal places), the numerator of which is the product of 0.85, the Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Determination Price, and (B) a number equal to a quotient (rounded to the nearest four decimal places), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the ANB Ratio. If ANB makes this election within such five business day period, it shall give prompt written notice to FCB of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 3.1(b)(2), and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio of this Section 3.1(b)(2). If the Closing Date would naturally occur during ANB’s five business day option period pursuant to the terms of this Agreement, the Closing Date shall be extended until a date selected by ANB no more than ten (10) business days following the close of such five-day period (unless ANB does not exercise its option and the Agreement is thereby terminated ).

          FCB and the FCB Subsidiaries shall not, and shall use their best efforts to ensure that their respective executive officers, directors, and stockholders who may be deemed an “affiliate” (as defined in SEC Rules 145 and 405) of FCB do not, purchase or sell on NASDAQ, or submit a bid to purchase or an offer to sell on NASDAQ, directly or indirectly, any shares of ANB Common Stock or any options, rights or other securities convertible into shares of ANB Common Stock during the determination period for the Average Determination Price.
          For purposes of this Section 3.1(b)(2), the following terms shall have the meanings indicated:
     “Average Determination Price” means the price (rounded to two decimal places) derived by adding the averages of the high and low sales price of one share of ANB Common Stock as reported on NASDAQ on each of the ten (10) consecutive trading days ending on the Determination Date, and dividing such sum by ten (10).
     “Determination Date” means the date on which the approval of the Federal Reserve Board required for consummation of the Merger shall be received by ANB, without regard to any requisite waiting periods in respect thereof.
     “Index Price” on a given date means the closing price of the NASDAQ Bank Index as reported by Bloomberg LP (symbol: CBNK).
     “Starting Date” means October 27, 2005, the effective date of this Agreement.
     “Starting Price” means $63.32, the closing sales price of one share of ANB Common Stock as reported on NASDAQ on the trading day immediately prior to the Starting Date.
          If ANB declares or effects a stock split, stock dividend or similar recapitalization between the Starting Date and the Determination Date, the prices for the ANB Common Stock shall be appropriately adjusted for the purposes of applying this Section 3.1(b)(2).
     (c) (1) Holders of FCB Common Stock shall be provided with an opportunity to elect to receive cash consideration in lieu of receiving ANB Common Stock in the Merger, in accordance with the election procedures set forth below. Holders who elect to receive cash in lieu of exchanging their shares of FCB Common Stock for ANB Common Stock as specified below shall receive $39.52 for each share of FCB Common Stock that is so converted (the “Per Share Cash Consideration”). Notwithstanding the preceding sentence, the aggregate Per Share Cash Consideration shall in all cases equal $5,120,000 (the “Fixed Cash Amount”), unless and to the extent that ANB determines in its sole discretion to increase such amount to a percentage not in excess of 20% of the sum of (i) the product of (A) the number of shares of ANB Common Stock to be issued in the Merger to holders of outstanding shares of FCB Common Stock as of the Effective Time multiplied by (B) the Average Quoted Price, plus (ii) the aggregate Per Share Cash Consideration.
          (2) At ANB’s election, either the Exchange Agent or FCB’s transfer agent shall mail an election form in such form as ANB and FCB shall mutually agree (the “Election Form”) with or following the issuance of the Proxy Statement/Prospectus and at least 20 days prior to the date of the FCB Stockholders’ Meeting or on such other date as ANB and FCB shall mutually agree (the “Mailing Date”) to each holder of record of FCB Common Stock for such FCB Stockholders’ Meeting. Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of FCB Common Stock to elect to receive cash with respect to all or a portion of such holder’s FCB Common Stock (the shares as to which the election is made being referred to as “Cash Election Shares”).
          (3) Any shares of FCB Common Stock with respect to which the holder shall not have submitted to the Exchange Agent an effective, properly completed Election Form prior to 5:00 p.m. Eastern Time on the day before the FCB Stockholders’ Meeting (or such other time and date as ANB and FCB may mutually agree) (the “Election Deadline”), and any shares of FCB Common Stock with respect to which the holder shall have submitted an Election Form prior to the Election Deadline but with respect to which such holder shall have elected not to receive cash, shall be converted into ANB Common Stock at the Effective Time, as set forth in Section 3.1(b) of this Agreement (all such shares described in this sub-section (3) being referred to as “ANB Common Stock Election Shares”).
          (4) Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked and a replacement Election Form not submitted prior to the Election Deadline, the shares of FCB Common Stock represented by such Election Form shall become ANB Common Stock Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither ANB nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.
          (5) Within 5 business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, the allocation among the holders of FCB Common Stock in accordance with the Election Forms shall be effected by the Exchange Agent as follows:
     (i) Cash Elections Equal to the Fixed Cash Amount. If the amount of cash that would be paid upon conversion in the Merger of the Cash Election Shares (the “Potential Cash Payments”) is equal to the Fixed Cash Amount, then:
     (1) each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 3.1(c)(1); and
     (2) each ANB Common Stock Election Share shall be converted into the right to receive ANB Common Stock pursuant to Section 3.1(b).
     (ii) Cash Elections More Than the Fixed Cash Amount. If the amount of the Potential Cash Payments is greater than the Fixed Cash Amount, then:
     (1) the number of Cash Election Shares designated by each holder of FCB Common Stock who properly submitted an Election Form shall be automatically reduced to that number of shares equal to the product of (A) the number of such holder’s Cash Election Shares designated in the Election Form and (B) a fraction, the numerator of which is the maximum number of Cash Election Shares allowable such that the amount of the Potential Cash Payments is equal to the Fixed Cash Amount, and the denominator of which is the total number of Cash Election Shares designated in the Election Forms;
     (2) each Cash Election Share remaining after adjustment pursuant to sub-section (1) above shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 3.1(c)(1);
     (3) each share of FCB Common Stock that would have been a Cash Election Share but for the adjustment pursuant to sub-section (1) above shall automatically be deemed to be an ANB Common Stock Election Share; and
     (4) each ANB Common Stock Election Share, including those so designated pursuant to sub-section (ii)(3) above, shall be converted into the right to receive ANB Common Stock pursuant to Section 3.1(b).
     (iii) Cash Elections Less Than the Fixed Cash Amount. If the amount of the Potential Cash Payments is less than the Fixed Cash Amount, then:
     (1) the shortfall shall be allocated pro rata among the ANB Common Stock Election Shares, such that all holders of FCB Common Stock will receive at least a portion of the Merger consideration in cash. Specifically, each holder of ANB Common Stock Election Shares (whether resulting from the fact that such holder did not attempt to submit an Election Form, attempted to submit an Election Form but did not comply with the applicable requirements, or properly submitted an Election Form with an affirmative election to have fewer than all shares of FCB Common Stock converted into cash) shall have the number of such holder’s ANB Common Stock Election Shares reduced by a number of shares equal to the product of (A) the number resulting from subtracting (x) the total number of Cash Election Shares designated in all Election Forms from (y) the minimum number of Cash Election Shares required such that the amount of the Potential Cash Payments would equal the Fixed Cash Amount, multiplied by (B) a fraction, the numerator of which is the number of such holder’s ANB Common Stock Election Shares, and the denominator of which is the total number of ANB Common Stock Election Shares held by all holders of FCB Common Stock;
     (2) each ANB Common Stock Election Share that is eliminated pursuant to sub-section (1) above shall automatically, without the submission or amendment of any Election Forms, be converted into a Cash Election Share for the benefit of the applicable holder;
     (3) each Cash Election Share, including those resulting from the conversion procedure described in sub-sections (1) and (2) above, shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 3.1(c)(1), such that the aggregate Per Share Cash Consideration is equal to the Fixed Cash Amount; and
     (4) each ANB Common Stock Election Share remaining after the adjustment and conversion procedures described above shall be converted into the right to receive ANB Common Stock pursuant to Section 3.1(b) of this Agreement.
     (d) Pursuant to a resolution duly adopted by the Stock Option Committee of the FCB Board prior to the date hereof, each outstanding and unexercised option to purchase shares of FCB Common Stock pursuant to the FCB Stock Option Plans (an “FCB Option”) will cease to represent an option to purchase FCB Common Stock at the Effective Time and will be converted automatically into an option to purchase ANB Common Stock (each, an “ANB Option”), and ANB will assume each FCB Option subject to its terms, including any acceleration in vesting that will occur as a consequence of the Merger according to the instruments governing the FCB Option; provided, however, that after the Effective Time:
     (1) the number of shares of ANB Common Stock purchasable upon exercise of each FCB Option will equal the product of (A) the number of shares of FCB Common Stock that were purchasable under the FCB Option immediately before the Effective Time and (B) the Exchange Ratio, rounded to the nearest whole share;
     (2) the per share exercise price for each FCB Option will equal the quotient of (A) the per share exercise price of the FCB Option in effect immediately before the Effective Time divided by (B) the Exchange Ratio, rounded to the nearest cent; and
     (3) where the context so requires, all references to FCB shall be deemed to be references to ANB and its Subsidiaries, and all references to the FCB Board shall be deemed to be references to the ANB Board (or the Compensation Committee thereof).
          Notwithstanding the foregoing, each FCB Option that is intended to be an “incentive stock option” (as defined in Section 422 of the IRC) will be adjusted in accordance with the requirements of Section 424 of the IRC. As soon as practicable after the Effective Time, ANB shall file a Registration Statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of ANB Common Stock subject to converted or substitute FCB Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses associated therewith) for so long as such converted or substitute FCB Options remain outstanding.
          In lieu of the assumption feature set forth above, any holder of an FCB Option may elect to cancel such FCB Option as of the Effective Time and receive, in exchange therefore, cash in an amount equal to the number of shares of FCB Common Stock covered by such FCB Option multiplied by the excess, if any, of (A) the product of the Exchange Ratio multiplied by the Average Quoted Price over (B) the exercise price per share of such FCB Option. Unless extended by ANB, any such election to receive cash in exchange for an FCB Option must be provided in writing to ANB no later than the Election Deadline. Concurrently with the execution of this Agreement, the holders of FCB Options listed on Schedule 3.1(d) hereto have submitted to ANB irrevocable elections to refrain from exercising their FCB Options and to exchange them for cash in accordance with this paragraph. FCB will use commercially reasonable efforts to have the remaining holders of FCB Options make this same election as soon as possible.
          Subject to the ANB Options and the foregoing, the FCB Stock Option Plans and all options or other rights to acquire FCB Common Stock issued thereunder shall terminate at the Effective Time.
          Any holder of an FCB Option that exercises such option prior to the Effective Time will only be eligible to participate in the cash election procedure with respect to the resulting shares of FCB Common Stock set forth in Section 3.1(c) above if such exercise is completed, and such holder becomes the record holder of the resulting shares of FCB Common Stock, prior to the record date for the FCB Stockholders’ Meeting. All shares of FCB Common Stock resulting from exercises of FCB Options after such record date shall be converted into ANB Common Stock pursuant to Section 3.1(b)(1) above and shall be deemed to be “ANB Common Stock Election Shares” for purposes of this Agreement.
     (e) Assuming (i) that no holders of FCB Common Stock exercise their rights under the Dissenter Provisions, (ii) that there is no adjustment to the Exchange Ratio pursuant to Section 3.1(b)(2) above or Section 3.2 below, and (iii) that all holders of FCB Options elect to exchange their FCB Options for cash and do not exercise such options, the holders of FCB Common Stock (excluding holders of FCB Options) shall have the right to receive, in the aggregate, a maximum of 1,481,000 shares of ANB Common Stock and $5,120,000 in cash as a result of the Merger.
     (f) FCB will take such steps that may be required to cause the transactions contemplated by this Agreement, including any disposition of securities of FCB (including derivative securities) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to FCB to be exempt under rule 16b-3 promulgated under the 1934 Act.
     3.2 Anti-Dilution Provisions. In the event ANB changes the number of shares of ANB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted as needed to preserve the relative economic benefit to the Parties.
     3.3 Shares Held by FCB. Each of the shares of FCB Common Stock held by any FCB Company, other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 Dissenting Stockholders. Any holder of shares of FCB Common Stock who perfects his dissenter’s rights of appraisal in accordance with and as contemplated by Section 607.1320 of the FBCA (the “Dissenter Provisions”) shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the FBCA and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made; provided, further, nothing contained in this Section 3.4 shall in any way limit the right of ANB to terminate this Agreement and abandon the Merger pursuant to subsection 10.1(i) below. If any dissenting stockholder gives notice to FCB, FCB will promptly give ANB notice thereof, and ANB will have the right to participate in all negotiations and proceedings with respect to any such demands. FCB will not, except with the prior written consent of ANB, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. In the event that after the Effective Time a dissenting stockholder of FCB fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of FCB Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of FCB Common Stock held by him.
     3.5 Fractional Shares. No certificates or scrip representing fractional shares of ANB Common Stock shall be issued upon the surrender of certificates for exchange; no dividend or distribution with respect to ANB Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of ANB. In lieu of any such fractional share, ANB shall pay to each former stockholder of FCB who otherwise would be entitled to receive a fractional share of ANB Common Stock an amount in cash (without interest) determined by multiplying (a) the Average Quoted Price by (b) the fraction of a share of ANB Common Stock to which such holder would otherwise be entitled.
ARTICLE 4
EXCHANGE OF SHARES
     4.1 Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to the former stockholders of FCB appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FCB Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After completion of the allocation procedure set forth in Section 3.1(c)(5) and upon surrender of a certificate or certificates for exchange and cancellation to the Exchange Agent (such shares to be free and clear of all liens, claims and encumbrances), together with a properly executed letter of transmittal, the holder of such certificate or certificates shall be entitled to receive in exchange therefore: (a) a certificate representing that number of whole shares of ANB Common Stock which such holder of FCB Common Stock became entitled to receive pursuant to the provisions of Article 3 hereof and (b) a check representing the aggregate cash consideration, if any, which such holder has the right to receive pursuant to the provisions of Article 3 hereof, and the certificate or certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Per Share Cash Consideration, any cash in lieu of fractional shares, or any unpaid dividends and distributions, if any, payable to holders of certificates for FCB Common Stock. The Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of FCB Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of FCB Common Stock for exchange as provided in this Section 4.1. The certificate or certificates for FCB Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation, ANB nor the Exchange Agent shall be liable to a holder of FCB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.
     4.2 Rights of Former FCB Stockholders. At the Effective Time, the stock transfer books of FCB shall be closed as to holders of FCB Common Stock immediately prior to the Effective Time, and no transfer of FCB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of FCB Common Stock (“FCB Certificate”), other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenter’s rights of appraisal have been perfected as provided in Section 3.4 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of FCB Common Stock shall be entitled to vote after the Effective Time at any meeting of ANB stockholders the number of whole shares of ANB Common Stock into which their respective shares of FCB Common Stock (excluding Cash Election Shares) are converted, regardless of whether such holders have exchanged their FCB Certificates for certificates representing ANB Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by ANB on the ANB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any person holding any FCB Certificate at or after six (6) months after the Effective Time (the “Cutoff”) shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of ANB Common Stock, which dividend or other distribution is attributable to such person’s ANB Common Stock represented by said FCB Certificate held after the Cutoff, until such person surrenders said FCB Certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such FCB Certificate, both the ANB Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered cash payments (without interest) shall be delivered and paid with respect to each share represented by such FCB Certificate. No holder of shares of FCB Common Stock shall be entitled to receive any dividends or distributions declared or made with respect to the ANB Common Stock with a record date before the Effective Time of the Merger.
     4.3 Identity of Recipient of ANB Common Stock. In the event that the delivery of the consideration provided for in this Agreement is to be made to a person other than the person in whose name any certificate representing shares of FCB Common Stock surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of ANB that such tax has been paid or is not applicable.
     4.4 Lost or Stolen Certificates. If any holder of FCB Common Stock convertible into the right to receive shares of ANB Common Stock is unable to deliver the FCB Certificate that represents FCB Common Stock, the Exchange Agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, shall deliver to such holder the shares of ANB Common Stock to which the holder is entitled for such shares upon presentation of the following: (a) evidence to the reasonable satisfaction of ANB that any such FCB Certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity as may be reasonably requested by ANB to indemnify and hold ANB and the Exchange Agent harmless; and (c) evidence satisfactory to ANB that such person is the owner of the shares theretofore represented by each FCB Certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such FCB Certificate for exchange pursuant to this Agreement.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF FCB
     FCB hereby represents and warrants to ANB as follows:
     5.1 Corporate Organization, Standing and Power. FCB is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. FCB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB. FCB has delivered to ANB complete and correct copies of its Articles of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.
     5.2 Authority; No Breach By Agreement.
     (a) FCB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of FCB, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of FCB Common Stock. Subject to such requisite stockholder approval and required regulatory consents, this Agreement represents a legal, valid and binding obligation of FCB, enforceable against FCB in accordance with its terms.

     (b) Except as set forth on Schedule 5.2(b), neither the execution and delivery of this Agreement by FCB, nor the consummation by FCB of the transactions provided for herein, nor compliance by FCB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FCB’s Articles of Incorporation or Bylaws or the Articles or Certificates of Incorporation or Bylaws of any FCB Company, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FCB Company under, any Contract or Permit of any FCB Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such FCB Company, or, (iii) subject to receipt of the requisite Consents and approvals referred to in this Agreement, violate or conflict with any Law or Order applicable to any FCB Company or any of their respective Assets.
     (c) Except as set forth on Schedule 5.2(c), other than (i) in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) the approval by the stockholders of FCB of the Merger and the transactions provided for in this Agreement, (iv) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (v) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the FCB Company at issue, no notice to, filing with or Consent of, any Person or public body or authority is necessary for the consummation by FCB of the Merger and the other transactions provided for in this Agreement.
     5.3 Capital Stock.
     (a) The authorized capital stock of FCB consists of (i) 5,000,000 shares of FCB Common Stock, of which 2,565,615 shares are issued and outstanding (none of which is held in the treasury of FCB), and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, none of which is issued or outstanding. All of the issued and outstanding shares of FCB Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the shares of capital stock, options, or other securities of FCB has been issued in violation of the Securities Laws or any preemptive rights of the current or past stockholders of FCB. Pursuant to the terms of the FCB Stock Option Plans, there are currently outstanding options with the right to purchase a total of 399,685 shares of FCB Common Stock, as more fully set forth in Schedule 5.3 attached hereto.
     (b) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of FCB outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of FCB or contracts, commitments, understandings or arrangements by which FCB is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. FCB has no liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.

     5.4 FCB Subsidiaries.
     (a) The FCB Subsidiaries include FCB Bank, which is a Florida, FDIC-insured, non-member banking corporation, duly organized, validly existing and in good standing under the Laws of the State of Florida. Each of the FCB Subsidiaries has the corporate power and authority necessary for it to own, lease and operate its Assets and to incur its Liabilities and to carry on its business as now conducted. Each FCB Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.
     (b) The authorized and issued and outstanding capital stock of each FCB Subsidiary, including without limitation FCB Bank, is set forth on Schedule 5.4(b). FCB or FCB Bank owns all of the issued and outstanding shares of capital stock of each FCB Subsidiary. None of the shares of capital stock or other securities of any FCB Subsidiary has been issued in violation of the Securities Laws or any preemptive rights. No equity securities of any FCB Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any FCB Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any FCB Company is or may be bound to transfer any shares of the capital stock of any FCB Subsidiary. There are no Contracts relating to the rights of any FCB Company to vote or to dispose of any shares of the capital stock of any FCB Subsidiary. All of the shares of capital stock of each FCB Subsidiary held by a FCB Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated and organized and are owned by the FCB Company free and clear of any Lien. No FCB Subsidiary has any liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock. For purposes of this Section 5.4(b), references to “capital stock” shall be deemed to include membership interests with respect to any FCB Company that is a limited liability company.
     (c) The minute books of FCB, FCB Bank and each FCB Subsidiary contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof), since January 1, 1998 (or since such entity’s formation, if later).
     (d) None of the FCB Companies has or is currently engaged in any activities that are not permissible under the BHC Act for a bank holding company.
     (e) No FCB Company and no employee or agent thereof is registered or required to be registered as an investment adviser or broker/dealer under the Securities Laws. All activities with respect to the solicitation, offer, marketing and/or sale of securities under “networking” or similar arrangements: (i) are and have at all times been conducted in accordance with all applicable Laws, including without limitation the Securities Laws and all state and federal banking laws and regulations, and (ii) satisfy the definition of a “Third Party Brokerage Arrangement” under Section 201 of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. There has been no misrepresentation or omission of a material fact by any FCB Company and/or their respective agents in connection with the solicitation, marketing or sale of any securities, and each customer has been provided with any and all disclosure materials as required by applicable Law.
     5.5 Financial Statements.
     (a) Attached hereto as Schedule 5.5 are copies of all FCB Financial Statements and FCB Call Reports for periods ended prior to the date hereof, and FCB will deliver to ANB promptly copies of all FCB Financial Statements and FCB Call Reports prepared subsequent to the date hereof. The FCB Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the FCB Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices and in accordance with applicable legal and accounting principles and reflect only actual transactions, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the FCB Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity and cash flows of the FCB Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end audit adjustments that are not material). The FCB Call Reports have been prepared in material compliance with (A) the rules and regulations of the respective federal or state banking regulator with which they were filed, and (B) regulatory accounting principles, which principles have been consistently applied during the periods involved, except as otherwise noted therein.
     (b) Hacker, Johnson & Smith PA is and has been (i) since at least the date of its engagement by FCB, a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002, and (ii) throughout the periods covered by the financial statements filed with the SEC by FCB, “independent” with respect to FCB within the meaning of Regulation S-X under the 1934 Act.
     (c) FCB and its Subsidiaries have designed and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since June 30, 2005, there has not been any material change in the internal controls utilized by FCB to assure that its consolidated financial statements conform with GAAP. FCB has designed and maintains disclosure controls and procedures (as defined by Rules 13a-15(e) and 15d-15(e) under the 1934 Act) to ensure that material information required to be disclosed by FCB in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to FCB’s management as appropriate to allow timely decisions regarding required disclosures and to allow FCB’s management to make the certifications of the Chief Executive Officer and Chief Financial Officer of FCB required under the 1934 Act.

     5.6 Absence of Undisclosed Liabilities. No FCB Company has any Liabilities that have or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, except Liabilities accrued or reserved against in the consolidated balance sheets of FCB as of June 30, 2005, included in the FCB Financial Statements or reflected in the notes thereto, except as set forth on Schedule 5.6. No FCB Company has incurred or paid any Liability since June 30, 2005, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.
     5.7 Absence of Certain Changes or Events. Except as set forth on Schedule 5.7, since December 31, 2001 (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB or its Subsidiaries, including without limitation any change in the administrative or supervisory standing or rating of FCB or FCB Bank with any Regulatory Authority, (ii) the FCB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FCB provided in Article 7 of this Agreement, and (iii) to FCB’s Knowledge, no fact or condition exists which FCB believes will cause a Material Adverse Effect on FCB or its Subsidiaries in the future, subject to changes in general economic or industry conditions.
     5.8 Tax Matters.
     (a) All Tax returns required to be filed by or on behalf of any of the FCB Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired, and all returns filed are complete and accurate in all material respects. All Taxes shown as due on filed returns have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy pending, or to the Knowledge of FCB or FCB Bank, threatened, with respect to any Taxes that might result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on FCB, except as reserved against in the FCB Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.
     (b) None of the FCB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.
     (c) Adequate provision for any Taxes due or to become due for any of the FCB Companies for the period or periods through and including the date of the respective FCB Financial Statements has been made and is reflected on such FCB Financial Statements.
     (d) Any and all deferred Taxes of the FCB Companies have been provided for in accordance with GAAP.

     (e) None of the FCB Companies is responsible for the Taxes of any other Person other than the FCB Companies under Treasury Regulation 1.1502-6 or any similar provision of federal or state Law.
     (f) Except as set forth on Schedule 5.8(f), none of the FCB Companies has made any payment, is obligated to make any payment or is a party to any Contract that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the IRC.
     (g) There has not been an ownership change, as defined in Section 382(g) of the IRC, that occurred during or after any taxable period in which FCB, FCB Bank or any FCB Subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of FCB immediately preceding the date of this Agreement.
     (h) (i) Proper and accurate amounts have been withheld by the FCB Companies from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local Laws, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by the FCB Companies for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefore have been included by FCB in the FCB Financial Statements.
     (i) FCB has delivered or made available to ANB correct and complete copies of all Tax returns filed by FCB and each FCB Subsidiary for each fiscal year ended on and after December 31, 1998.
     5.9 Loan Portfolio; Documentation and Reports.
     (a) (i) Except as disclosed in Schedule 5.9(a)(i), none of the FCB Companies is a creditor as to any written or oral loan agreement, note or borrowing arrangement, including without limitation leases, credit enhancements, commitments and interest-bearing assets (the “Loans”), other than Loans the unpaid principal balance of which does not exceed $25,000 per Loan or $50,000 in the aggregate, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provisions.
          (ii) Except as otherwise set forth in Schedule 5.9(a)(ii), none of the FCB Companies is a creditor as to any Loan, including without limitation any loan guaranty, to any director, executive officer or 5% stockholder thereof, or to the Knowledge of FCB or FCB Bank, any Person controlling, controlled by or under common control with any of the foregoing.
          (iii) All of the Loans held by any of the FCB Companies are in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, are not subject to any defenses, setoffs or counterclaims, except as may be provided by bankruptcy, insolvency or similar Laws or by general principles of equity, and were solicited, originated and exist in material compliance with all applicable Laws and FCB loan policies, except for deviations from such policies that (a) have been approved by current management of FCB, in the case of Loans with an outstanding principal balance that exceeds $25,000, or (b) in the judgment of FCB management, will not adversely affect the ultimate collectibility of such Loan.
          (iv) Except as set forth in Schedule 5.9(a)(iv), none of the FCB Companies holds any Loans in the original principal amount in excess of $25,000 per Loan or $50,000 in the aggregate that have been classified by any bank examiner, whether regulatory or internal, or, in the exercise of reasonable diligence by FCB, FCB Bank or any Regulatory Authority, should have been classified, as “other loans Specifically Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List,” “Criticized,” “Credit Risk Assets,” “concerned loans” or words of similar import.
          (v) The allowance for possible loan or credit losses (the “FCB Allowance”) shown on the consolidated balance sheets of FCB included in the most recent FCB Financial Statements dated prior to the date of this Agreement was, and the FCB Allowance shown on the consolidated balance sheets of FCB included in the FCB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the FCB Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the FCB Companies as of the dates thereof. The reserve for losses with respect to other real estate owned (“OREO Reserve”) shown on the most recent Financial Statements and FCB Call Reports were, and the OREO Reserve to be shown on the Financial Statements and FCB Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of FCB and FCB Bank as of the dates thereof. The reserve for losses in respect of litigation (“Litigation Reserve”) shown on the most recent Financial Statements and FCB Call Reports and the Litigation Reserve to be shown on the Financial Statements and FCB Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened litigation applicable to FCB, FCB Bank and the FCB Subsidiaries as of the dates thereof. Each such reserve described above has been established in accordance with applicable accounting principles and regulatory requirements and guidelines.
     (b) The documentation relating to each Loan made by any FCB Company and to all security interests, mortgages and other liens with respect to all collateral for loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien, except for inadequacies in such documentation which will not, individually or in the aggregate, have a Material Adverse Effect on FCB.
     5.10 Assets; Insurance. The FCB Companies have marketable title, free and clear of all Liens, to all of their respective Assets. One of the FCB Companies has good and marketable fee simple title to the real property described in Schedule 5.10(a) and has an enforceable leasehold interest in the real property described in Schedule 5.10(b), if any, free and clear of all Liens. All tangible real and personal properties and Assets used in the businesses of the FCB Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FCB’s past practices. All Assets that are material to FCB’s business on a consolidated basis, held under leases or subleases by any of the FCB Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect and there is not under any such Contract any Default or claim of Default by FCB or FCB Bank or, to the Knowledge of FCB or FCB Bank, by any other party to the Contract. Schedules 5.10(a) and 5.10(b) identify each parcel of real estate or interest therein owned, leased or subleased by any of the FCB Companies or in which any FCB Company has any ownership or leasehold interest. If applicable, Schedule 5.10(b) also lists or otherwise describes each and every written or oral lease or sublease under which any FCB Company is the lessee of any real property and which relates in any manner to the operation of the businesses of any FCB Company. None of the FCB Companies has violated, or is currently in violation of, any Law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Schedules 5.10(a) and 5.10(b), including without limitation any Law relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have a Material Adverse Effect on FCB. As to each parcel of real property owned or used by any FCB Company, no FCB Company has received notice of any pending or, to the Knowledge of each of the FCB Companies, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens. The Assets of the FCB Companies include all assets required to operate the business of the FCB Companies as now conducted. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the FCB Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the FCB Companies is a named insured are reasonably sufficient. Schedule 5.10(c) contains a list of all such policies and bonds maintained by any of the FCB Companies, and FCB has provided true and correct copies of each such policy to ANB. Except as set forth on Schedule 5.10(c), no claims have been made under such policies or bonds, and no FCB Company has Knowledge of any fact or condition presently existing that might form the basis of any such claim.
     5.11 Environmental Matters.
     (a) Each FCB Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.
     (b) There is no Litigation pending or, to the Knowledge of FCB and FCB Bank, threatened before any court, governmental agency or authority or other forum in which any FCB Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any FCB Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.
     (c) There is no Litigation pending or, to the Knowledge of FCB and FCB Bank, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or FCB with respect to such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.
     (d) To the Knowledge of FCB and FCB Bank, there is no reasonable basis for any Litigation of a type described in subsections 5.11(b) or 5.11(c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.
     (e) During the period of (i) any FCB Company’s ownership or operation of any of its respective current properties, (ii) any FCB Company’s participation in the management of any Participation Facility or (iii) any FCB Company’s holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB. Prior to the period of (i) any FCB Company’s ownership or operation of any of its respective current properties, (ii) any FCB Company’s participation in the management of any Participation Facility, or (iii) any FCB Company’s holding of a security interest in a Loan Property, to the Knowledge of FCB and FCB Bank, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.
     5.12 Compliance with Laws. FCB is duly registered as a bank holding company under the BHC Act. Each FCB Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, and there has occurred no Default under any such Permit. Each of the FCB Companies:
     (a) is and has been in compliance with all Laws, Orders and Permits applicable to its business or employees, agents or representatives conducting its business; and
     (b) has received no notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any FCB Company is not, or suggesting that any FCB Company may not be, in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, (iii) requiring any FCB Company, or suggesting that any FCB Company may be required, to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of any FCB Company, including without limitation any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit or reserve policies or management or business.
     Without limiting the foregoing, FCB Bank is and has been in compliance with the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”), the trade sanctions administered and enforced by the Department of Treasury’s Office of Foreign Assets Controls, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending Laws and other Laws relating to discrimination. FCB Bank has systems and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by FCB Bank.
     5.13 Labor Relations; Employees.
     (a) No FCB Company is the subject of any Litigation asserting that it or any other FCB Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other FCB Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any FCB Company, pending or threatened, nor to its Knowledge, is there any activity involving any FCB Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity. Each FCB Company is and has been in compliance with all Employment Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.
     (b) Schedule 5.13(b) contains a true and complete list showing the names and current annual salaries of all current executive officers of each of the FCB Companies and lists for each such person the amounts paid, payable or expected to be paid as salary, bonus payments and other compensation for 2002, 2003 and 2004. Schedule 5.13(b) also sets forth the name and offices held by each officer and director of each of the FCB Companies.
     5.14 Employee Benefit Plans.
     (a) Schedule 5.14(a) lists, and FCB has delivered or made available to ANB prior to the execution of this Agreement copies of, all pension, retirement, profit-sharing, salary continuation and split dollar agreements, deferred compensation, director deferred fee agreements, director retirement agreement, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, all other written or unwritten employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any FCB Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate

(collectively, the “FCB Benefit Plans”). Any of the FCB Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “FCB ERISA Plan.” Each FCB ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the IRC) is referred to herein as an “FCB Pension Plan”. No FCB Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.
     (b) All FCB Benefit Plans and the administration thereof are in compliance with the applicable terms of ERISA, the IRC and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB. Each FCB ERISA Plan which is intended to be qualified under Section 401(a) of the IRC has received a favorable determination letter or opinion letter, as applicable, from the Internal Revenue Service, and FCB is not aware of any circumstances that could result in revocation of any such favorable determination letter/opinion letter. No FCB Company has engaged in a transaction with respect to any FCB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any FCB Company to a tax or penalty imposed by either Section 4975 of the IRC or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB. There are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or threatened against, any FCB Benefit Plan or any FCB Company with regard to any FCB Benefit Plan, any trust which is a part of any FCB Benefit Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any FCB Benefit Plan, and no basis to anticipate any such action, suit, arbitration, claim, investigation or audit exists.
     (c) No FCB ERISA Plan which is a defined benefit pension plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any FCB Pension Plan, (ii) no change in the actuarial assumptions with respect to any FCB Pension Plan, (iii) no increase in benefits under any FCB Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to materially adversely affect the funding status of any such plan. Neither any FCB Pension Plan nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any FCB Company, or the single-employer plan of any entity which is considered one employer with FCB under Section 4001 of ERISA or Section 414 of the IRC or Section 302 of ERISA (whether or not waived) (an “ERISA Affiliate”) has an “accumulated funding deficiency” within the meaning of Section 412 of the IRC or Section 302 of ERISA, which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB. No FCB Company has provided, or is required to provide, security to a FCB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC.
     (d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any FCB Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No FCB Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle D of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any FCB Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.
     (e) No FCB Company has any obligations for retiree health and life benefits under any of the FCB Benefit Plans, and there are no restrictions on the rights of such FCB Company to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on FCB.
     (f) Except as set forth on Schedule 5.14(f), neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of any FCB Company under any FCB Benefit Plan, employment contract or otherwise, (ii) increase any benefits otherwise payable under any FCB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.
     (g) With respect to all FCB Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the IRC), all contributions due (including any contributions to any trust account or payments due under any insurance policy) previously declared or otherwise required by Law or contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by Law or contract. All contributions made or required to be made under any FCB Benefit Plan have been made and such contributions meet the requirements for deductibility under the IRC, and all contributions which are required and which have not been made have been properly recorded on the books of FCB.
     5.15 Material Contracts. Except as set forth on Schedule 5.15, none of the FCB Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under any of the following (whether written or oral, express or implied): (i) any employment, severance, termination, consulting or retirement Contract with any Person; (ii) any Contract relating to the borrowing of money by any FCB Company or the guarantee by any FCB Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made and letters of credit); (iii) any Contract relating to indemnification or defense of any director, officer or employee of any of the FCB Companies or any other Person; (iv) any Contract with any labor union; (v) any Contract relating to the disposition or acquisition of any interest in any business enterprise; (vi) any Contract relating to the extension of credit to, provision of services for, sale, lease or license of Assets to, engagement of services from, or purchase, lease or license of Assets from, any 5% stockholder, director or officer of any of the FCB Companies, any member of the immediate family of the foregoing or, to the Knowledge of FCB, any related interest (as defined in Regulation O promulgated by the FRB) (“Related Interest”) of any of the foregoing; (vii) any Contract (A) which limits the freedom of any of the FCB Companies to compete in any line of business or with any Person or (B) which limits the freedom of any other Person to compete in any line of business with any FCB Company; (viii) any Contract providing a power of attorney or similar authorization given by any of the FCB Companies, except as issued in the ordinary course of business with respect to routine matters; or (ix) any Contract (other than deposit agreements and certificates of deposits issued to customers entered into in the ordinary course of business and letters of credit) that involves the payment by any of the FCB Companies of amounts aggregating $5,000 or more in any twelve-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the “FCB Contracts”). FCB has delivered or made available to ANB correct and complete copies of all FCB Contracts. Each of the FCB Contracts is in full force and effect, and none of the FCB Companies is in Default under any FCB Contract. All of the indebtedness of any FCB Company for money borrowed is prepayable at any time by such FCB Company without penalty or premium.
     5.16 Legal Proceedings. Except as set forth on Schedule 5.16, there is no Litigation instituted or pending, or, to the Knowledge of FCB or FCB Bank, threatened (or unasserted but considered probable of assertion) against any FCB Company, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding, pending or, to the Knowledge of FCB or FCB Bank, threatened against any FCB Company. No FCB Company has any Knowledge of any fact or condition presently existing that might give rise to any Order, litigation, investigation or proceeding which, if determined adversely to any FCB Company, would have a Material Adverse Effect on such FCB Company or would materially restrict the right of any FCB Company to carry on its businesses as presently conducted.
     5.17 Reports. Since its formation, each FCB Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including but not limited to, Forms 10-KSB, Forms 10-QSB, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities and all other material reports and statements required to be filed by it, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by Regulatory Authorities in the regular course of the business of the FCB Companies, to the Knowledge of any FCB Company, no Regulatory Authority has initiated any proceeding or, to the Knowledge of any FCB Company, investigation into the business or operations of any FCB Company. There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement or lien or any examinations of any FCB Company. As of their respective dates, each of such reports, registrations, statements and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws, including without limitation all Securities Laws. As of its respective date, each of such reports, registrations, statements and documents did not, in any material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Other than the FCB Call Reports, the financial information and reports contained in each of such reports, registrations, statements and documents (including the related notes, where applicable), (a) has been prepared in all material respects in accordance with

GAAP, which principles have been consistently applied during the periods involved, except as otherwise noted therein, (b) fairly presents the financial position of the FCB Companies as of the respective dates thereof, and (c) fairly presents the results of operations of the FCB Companies for the respective periods therein set forth.
     5.18 Statements True and Correct. Neither this Agreement nor any statement, certificate, instrument or other writing furnished or to be furnished by any FCB Company or any Affiliate thereof to ANB pursuant to this Agreement, including the Exhibits and Schedules hereto, or any other document, agreement or instrument referred to herein, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any FCB Company or any Affiliate thereof for inclusion in the documents to be prepared by ANB in connection with the transactions provided for in this Agreement, including without limitation (i) documents to be filed with the SEC, including without limitation the Registration Statement on Form S-4 of ANB registering the shares of ANB Common Stock to be offered to the holders of FCB Common Stock, and all amendments thereto (as amended, the “S-4 Registration Statement”) and the Proxy Statement and Prospectus in the form contained in the S-4 Registration Statement, and all amendments and supplements thereto (as amended and supplemented, the “Proxy Statement/Prospectus”), (ii) filings pursuant to any state securities and blue sky Laws, and (iii) filings made in connection with the obtaining of Consents from Regulatory Authorities, in the case of the S-4 Registration Statement, at the time the S-4 Registration Statement is declared effective pursuant to the 1933 Act, in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the meeting of stockholders to which the Proxy Statement/Prospectus relates, and in the case of any other documents, the time such documents are filed with a Regulatory Authority and/or at the time they are distributed to stockholders of ANB or FCB, contains or will contain any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any FCB Company is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.
     5.19 Tax and Regulatory Matters. No FCB Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions provided for herein, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in subsection 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such subsection 9.1(b).
     5.20 Offices. The headquarters of each FCB Company and each other office, branch or facility maintained and operated by each FCB Company (including without limitation representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.20. None of the FCB Companies maintains any other office or branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location.

     5.21 Data Processing Systems. The electronic data processing systems and similar systems utilized in processing the work of each of the FCB Companies, including both hardware and software, (a) are supplied by a third party provider; (b) satisfactorily perform the data processing function for which they are presently being used; and (c) are wholly within the possession and control of one of the FCB Companies or its third party provider such that physical access to all software, documentation, passwords, access codes, backups, disks and other data storage devices and similar items readily can be made accessible to and delivered into the possession of ANB or ANB’s third party provider.
     5.22 Intellectual Property. Each of the FCB Companies owns or possesses valid and binding licenses and other rights to use without additional payment all material patents, copyrights, trade secrets, trade names, service marks, trademarks, computer software and other intellectual property used in its business; and none of the FCB Companies has received any notice of conflict with respect thereto that asserts the rights of others. The FCB Companies have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.22 lists all of the trademarks, trade names, licenses and other intellectual property used to conduct the businesses of the FCB Companies. Each of the FCB Companies has taken reasonable precautions to safeguard its trade secrets from disclosure to third-parties.
     5.23 Administration of Trust Accounts. FCB Bank does not possess and does not exercise trust powers.
     5.24 Advisory Fees. FCB has retained the FCB Financial Advisor to serve as its financial advisor and, as of the Effective Time, shall incur a liability to the FCB Financial Advisor in the amount set forth on Schedule 5.24 (the “Advisory Fee”) in connection with the Merger. Other than the FCB Financial Advisor and the Advisory Fee, neither FCB nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions provided for in this Agreement.
     5.25 Regulatory Approvals. FCB knows of no reason why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.
     5.26 Opinion of Counsel. FCB has no Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in subsection 9.2(d).
     5.27 Repurchase Agreements; Derivatives Contracts. With respect to all agreements currently outstanding pursuant to which any FCB Company has purchased securities subject to an agreement to resell, such FCB Company has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which any FCB Company has sold securities subject to an agreement to repurchase, no FCB Company has pledged collateral in excess of the amount of the debt secured thereby. No FCB Company has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding.

No FCB Company is a party to, nor has any FCB Company agreed to enter into any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract or agreement, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof).
     5.28 Antitakeover Provisions. Each FCB Company has taken all actions required to exempt such FCB Company, this Agreement and the Merger from any provisions of an antitakeover nature contained in their organizational documents or the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations (“Takeover Laws”).
     5.29 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable in all material respects to those made available to other nonaffiliated similarly situated customers of FCB Bank at the time such deposits were entered into, (b) the loans listed on Schedule 5.9(a)(ii), (c) the agreements designated on Schedule 5.15, (d) obligations under employee benefit plans of the FCB Companies set forth in Schedule 5.14(a) and (e) any items described on Schedule 5.29, there are no contracts with or commitments to present or former stockholders who own or owned more than 1% of the FCB Common Stock, directors, officers or employees (or their Related Interests) involving the expenditure of more than $1,000 as to any one individual (including any business directly or indirectly controlled by any such person), or more than $5,000 for all such contracts for commitments in the aggregate for all such individuals.
     5.30 Deposits. Except as set forth on Schedule 5.30, none of the deposits of FCB Bank are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, limitations applicable to public deposits, escrow limitations and similar actions taken in the ordinary course of business), and no portion of deposits of FCB Bank represents a deposit of any Affiliate of FCB.
     5.31 Accounting Controls. Each of the FCB Companies has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (a) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of the applicable FCB Company; (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP with respect to the applicable FCB Company or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (c) access to the material properties and assets of each of the FCB Companies is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers; and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.
     5.32 Deposit Insurance. The deposit accounts of FCB Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the “Act”). FCB Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

     5.33 Registration Obligations. Neither of FCB or FCB Bank is under any obligation, contingent or otherwise, which will survive the Merger to register its securities under the 1933 Act or any state securities laws.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF ANB
     ANB hereby represents and warrants to FCB as follows:
     6.1 Organization, Standing and Power. ANB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. ANB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.
     6.2 Authority; No Breach By Agreement.
     (a) ANB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been, or prior to the Effective Time will be, duly and validly authorized by all necessary corporate action on the part of ANB. Subject to required regulatory consents, this Agreement represents a legal, valid and binding obligation of ANB, enforceable against ANB in accordance with its terms.
     (b) Neither the execution and delivery of this Agreement by ANB, nor the consummation by ANB of the transactions provided for herein, nor compliance by ANB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of ANB’s Restated Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any ANB Company under, any Contract or Permit of any ANB Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, or, (iii) subject to receipt of the requisite approvals referred to in subsection 9.1(b) of this Agreement, violate any Law or Order applicable to any ANB Company or any of their respective Assets.
     (c) Other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (iv) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by ANB of the Merger and the other transactions provided for in this Agreement.
     6.3 Capital Stock. The authorized capital stock of ANB, as of the date of this Agreement, consists of (i) 50,000,000 shares of ANB Common Stock, of which 17,103,578 shares are issued and outstanding, and (ii) 100,000 shares of preferred stock, $1.00 par value per share, none of which is issued and outstanding. All of the issued and outstanding shares of ANB Common Stock are, and all of the shares of ANB Common Stock to be issued in exchange for shares of FCB Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of ANB Common Stock has been, and none of the shares of ANB Common Stock to be issued in exchange for shares of FCB Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of ANB.
     6.4 Reports and Financial Statements.
     (a) Since January 1, 2002, or the date of organization or acquisition if later, each ANB Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the ANB Financial Statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws, including without limitation Securities Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The ANB Financial Statements included in such reports (as of the dates thereof and for the periods covered thereby) (i) are or if dated after the date of this Agreement, will be, in accordance with the books and records of the ANB Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present, or will present, fairly the consolidated financial position of the ANB Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows of the ANB Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal year-end adjustments that are not material).
     (b) PricewaterhouseCoopers LLP is and has been (i) since October 22, 2003, a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002, and (ii) throughout the periods covered by the financial statements filed with the SEC by ANB, “independent” with respect to ANB within the meaning of Regulation S-X under the 1934 Act.
     (c) ANB and its Subsidiaries have designed and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act)

sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since June 30, 2005, there has not been any material change in the internal controls utilized by ANB to assure that its consolidated financial statements conform with GAAP. ANB has designed and maintains disclosure controls and procedures (as defined by Rules 13a-15(e) and 15d-15(e) under the 1934 Act) to ensure that material information required to be disclosed by ANB in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to ANB’s management as appropriate to allow timely decisions regarding required disclosures and to allow ANB’s management to make the certifications of the Chief Executive Officer and Chief Financial Officer of ANB required under the 1934 Act.
     6.5 Absence of Undisclosed Liabilities. No ANB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, except Liabilities accrued or reserved against in the consolidated balance sheets of ANB as of September 30, 2005, included in the ANB Financial Statements or reflected in the notes thereto. No ANB Company has incurred or paid any Liability since September 30, 2005, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.
     6.6 Absence of Certain Changes or Events. Since September 30, 2005: (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, (ii) the ANB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of ANB provided in Article 7 of this Agreement, and (iii) to ANB’s Knowledge, no fact or condition exists which ANB believes will cause a Material Adverse Effect on ANB in the future, subject to changes in general economic or industry conditions.
     6.7 Compliance with Laws. ANB is duly registered as a bank holding company under the BHC Act. Each ANB Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, and there has occurred no Default under any such Permit. None of the ANB Companies:
     (a) is in material violation of any Laws, Orders or Permits applicable to its business or employees conducting its business; or
     (b) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any ANB Company is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any ANB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.
     6.8 Material Contracts. ANB has filed as an exhibit to its annual report on Form 10-K each Contract required to be so filed under the 1934 Act and the rules and regulations promulgated thereunder. None of the ANB Companies is in Default under any ANB Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.
     6.9 Legal Proceedings. Except as set forth on Schedule 6.9, there is no Litigation instituted or pending, or, to the Knowledge of ANB, threatened (or unasserted but considered probable of assertion) against any ANB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any ANB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.
     6.10 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any ANB Company or any Affiliate thereof to FCB pursuant to this Agreement, including the Exhibits or Schedules hereto, or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any ANB Company or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to FCB’s stockholders in connection with the FCB Stockholders’ Meeting, and any other documents to be filed by an ANB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions provided for herein, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of FCB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any ANB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.
     6.11 Tax and Regulatory Matters. No ANB Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in subsection 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such subsection.
     6.12 1934 Act Compliance. The Proxy Statement/Prospectus will comply in all material respects with applicable provisions of the 1933 Act and the 1934 Act and the rules and regulations thereunder.

     6.13 Regulatory Approvals. ANB knows of no reason why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.
     6.14 Opinion of Counsel. ANB has no Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in subsection 9.3(d).
ARTICLE 7
CONDUCT OF BUSINESS PENDING CONSUMMATION
     7.1 Covenants of Both Parties.
     (a) Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly provided for herein, each Party, until the earlier of the Effective Date or the termination of this Agreement, shall and shall cause each of its Subsidiaries to (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) preserve intact its business organization, goodwill, relationships with depositors, customers and employees, and Assets and maintain its rights and franchises, and (iii) take no action, except as required by applicable Law, which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions provided for herein without imposition of a condition or restriction of the type referred to in the last sentences of subsections 9.1(b) or 9.1(c) of this Agreement or (B) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.
     (b) During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, each of ANB and FCB shall cause its Designated Representative (and, if necessary, representatives of any of its Subsidiaries) to confer on a regular and frequent basis with the Designated Representative of the other Party hereto and to report on the general status of its and its Subsidiaries’ ongoing operations. Each of ANB and FCB shall permit the other Party hereto to make such investigation of its business or properties and its Subsidiaries and of their respective financial and legal conditions as the investigating Party may reasonably request. Each of ANB and FCB shall promptly notify the other Party hereto concerning (a) any material change in the normal course of its or any of its Subsidiaries’ businesses or in the operation of their respective properties or in their respective conditions; (b) any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any material Litigation involving it or any of its Subsidiaries; and (c) the occurrence or impending occurrence of any event or circumstance that would cause or constitute a breach of any of the representations, warranties or covenants contained herein; and each of ANB and FCB shall, and shall cause each of their respective Subsidiaries to, use its commercially reasonable efforts to prevent or promptly respond to same.
     7.2 Covenants of FCB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FCB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of ANB, which consent shall not be unreasonably withheld, except for in connection with the actions referenced in sub-sections (ii), (iv) or (v), in which case such consent may be withheld for any reason or no reason:
     (i) amend the Articles of Incorporation, Bylaws or other governing instruments of any FCB Company; or
     (ii) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of FCB Subsidiaries consistent with past practices (which shall include, for FCB Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit, advances from the FRB or the Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government or agency securities and issuances of letters of credit), or impose, or suffer the imposition, on any share of stock held by any FCB Company of any Lien or permit any such Lien to exist; or
     (iii) repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any FCB Company, or declare or pay any dividend or make any other distribution in respect of FCB’s capital stock; or
     (iv) except for this Agreement or as required upon exercise of any of the FCB Options, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of FCB Common Stock or any other capital stock of any FCB Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any shares of such stock; or
     (v) adjust, split, combine or reclassify any capital stock of any FCB Company or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any FCB Subsidiary or any Asset other than in the ordinary course of business for reasonable and adequate consideration; or
     (vi) acquire any direct or indirect equity interest in any Person, other than in connection with (a) foreclosures in the ordinary course of business and (b) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or
     (vii) grant any increase in compensation or benefits to the directors, officers or employees of any FCB Company, except in accordance with past practices with respect to employees; pay any bonus except in accordance with past practices and pursuant to the provisions of an applicable program or plan adopted by the FCB Board prior to the date of this Agreement; or enter into or amend any severance or change in control agreements with directors, officers or employees of any FCB Company; or
     (viii) enter into or amend any employment Contract between any FCB Company and any Person (unless such amendment is required by Law) that the FCB Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or
     (ix) adopt any new employee benefit plan of any FCB Company or make any material change in or to any existing employee benefit plans of any FCB Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or
     (x) make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or
     (xi) (a) commence any Litigation other than in accordance with past practice, (b) settle any Litigation involving any Liability of any FCB Company for material money damages or restrictions upon the operations of any FCB Company, or, (c) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or
     (xii) enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable Laws; or
     (xiii) fail to file timely any report required to be filed by it with any Regulatory Authority; or
     (xiv) make any Loan or advance to any 5% stockholder, director or officer of FCB or any of the FCB Subsidiaries, or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of FCB or any of its Subsidiaries) of any of the foregoing, except for advances under unfunded loan commitments in existence on the date of this Agreement and specifically described on Schedule 7.2(xiv) or renewals of any Loan or advance outstanding as of the date of this Agreement on terms and conditions substantially similar to the original Loan or advance; or
     (xv) cancel without payment in full, or modify in any material respect any Contract relating to, any loan or other obligation receivable from any 5% stockholder, director or officer of any FCB Company or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of FCB or any of its Subsidiaries) of any of the foregoing; or
     (xvi) enter into any Contract for services or otherwise with any of the 5% stockholders, directors, officers or employees of any FCB Company or any member of the immediate family of the foregoing, or any Related Interest (Known to FCB or any of its Subsidiaries) of any of the foregoing; or
     (xvii) modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration; or

     (xviii) file any application to relocate or terminate the operations of any banking office; or
     (xix) except in accordance with applicable Law, change its or any of its Subsidiaries’ lending, investment, liability management and other material banking policies in any material respect; or
     (xx) intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to consummate the transactions provided for in this Agreement; or
     (xxi) take any action that would cause the transactions provided for in this Agreement to be subject to requirements imposed by any Takeover Law, and FCB shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions provided for in this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect; or
     (xxii) make or renew any Loan to any Person (including, in the case of an individual, his or her immediate family) who or that (directly or indirectly as though a Related Interest or otherwise) owes, or would as a result of such Loan or renewal owe, any FCB Company more than an aggregate of $2,000,000 of secured indebtedness or more than $250,000 of unsecured indebtedness; or
     (xxiii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with FCB and FCB Bank’s past policies; or
     (xxiv) purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five years (except for municipal bonds of any maturity after consultation by a Designated Representative of FCB with a Designated Representative of ANB), or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or Home Loan Mortgage Corporation; or
     (xxv) except for residential real property owned by and reflected on the books of FCB or FCB Bank as of the date hereof, the sale of which will not result in a material loss, sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interests therein having a book value in excess of or in exchange for consideration in excess of $50,000; or
     (xxvi) make or commit to make any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $100,000.
     7.3 Covenants of ANB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, ANB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of FCB, which consent shall not be unreasonably withheld:

     (a) fail to file timely any report required to be filed by it with Regulatory Authorities, including the SEC; or
     (b) take any action that would cause the ANB Common Stock to cease to be traded on the NASDAQ or another national securities exchange; provided, however, that any action or transaction in which the ANB Common Stock is converted into cash or another marketable security that is traded on a national securities exchange shall not be deemed a violation of this Section 7.3(b).
     7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its commercially reasonable efforts to prevent or promptly to remedy the same.
     7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time, and FCB shall deliver to ANB copies of all such reports filed by FCB or its Subsidiaries promptly after the same are filed.
     7.6 Acquisition Proposals.
     (a) FCB shall not, nor shall it permit any of its Subsidiaries to, nor shall it or its Subsidiaries authorize or permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal which constitutes, any Acquisition Proposal, (ii) enter into any letter of intent or agreement related to any Acquisition Proposal other than a confidentiality agreement (each, an “Acquisition Agreement”) or (iii) participate in any discussions or negotiations regarding, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the FCB Stockholders’ Meeting, and without any breach of the terms of this Section 7.6(a), FCB receives an Acquisition Proposal from any Person that in the good faith judgment of the FCB Board is, or is reasonably likely to lead to the delivery of, a Superior Proposal, FCB may (x) furnish information (including non-public information) with respect to FCB to any such Person pursuant to a confidentiality agreement containing confidentiality provisions no more favorable to such Person than those in the Confidentiality Agreement between ANB and FCB, and (y) participate in negotiations with such Person regarding such Acquisition Proposal, if the FCB Board determines in good faith, after consultation with counsel, that failure to do so would likely result in a violation of its fiduciary duties under applicable Law.
     (b) Except as set forth in Section 10.1(k), neither the FCB Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to ANB, the approval or recommendation by the FCB Board or such committee of the Merger or this Agreement; (ii) approve or recommend, or propose to approve or recommend, any

Acquisition Proposal; or (iii) authorize or permit FCB or any of its Subsidiaries to enter into any Acquisition Agreement.
     (c) FCB agrees that it and its Subsidiaries shall, and FCB shall direct its and its Subsidiaries’ respective officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Persons with respect to any Acquisition Proposal. FCB agrees that it will notify ANB promptly (but no later than 24 hours) if, to FCB’s Knowledge, any Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations relating to an Acquisition Proposal are sought to be initiated or continued with, FCB, its Subsidiaries, or their officers, directors, employees, representatives or agents. The notice shall indicate the name of the Person making such Acquisition Proposal or taking such action and the material terms and conditions of any proposals or offers, and thereafter FCB shall keep ANB informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. FCB also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.
     7.7 NASDAQ Qualification. ANB shall, prior to the Effective Time, take commercially reasonable steps to ensure that all ANB Common Stock to be issued in the Merger is designated as a NASDAQ “national market system security” within the meaning of Rule 11Aa2-1 of the SEC.
ARTICLE 8
ADDITIONAL AGREEMENTS
     8.1 Regulatory Matters.
     (a) ANB shall promptly prepare and file the S-4 Registration Statement with the SEC after the date hereof. ANB shall use its commercially reasonable efforts to have the S-4 Registration Statement declared effective under the 1933 Act as promptly as practicable after such filing. Once the S-4 Registration Statement has been declared effective by the SEC, FCB shall mail the Proxy Statement/Prospectus to its stockholders simultaneously with delivery of notice of the meeting of stockholders called to approve the Merger. ANB shall also use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transaction provided for in this Agreement, and FCB shall furnish all information concerning FCB and the holders of FCB Common Stock as may be requested in connection with any such action. If at any time prior to the Effective Time of the Merger any event shall occur which should be set forth in an amendment of, or a supplement to, the Proxy Statement/Prospectus, FCB will promptly inform ANB and cooperate and assist ANB in preparing such amendment or supplement and mailing the same to the stockholders of FCB. Subject to Section 10.1(k) of this Agreement, the FCB Board shall recommend that the holders of FCB Common Stock vote for and adopt the Merger provided for in the Proxy Statement/Prospectus and this Agreement.

     (b) The Parties shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions provided for in this Agreement. ANB and FCB shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to ANB or FCB, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Regulatory Authority in connection with the transactions provided for in this Agreement. In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable. The Parties hereto agree that they will consult with each other with respect to the obtaining of all Permits and Consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions provided for in this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions provided for in this Agreement.
     (c) ANB and FCB shall, upon request, furnish each other all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters that may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of ANB, FCB or any of their Subsidiaries to any Regulatory Authority in connection with the Merger and the other transactions provided for in this Agreement.
     (d) ANB and FCB shall promptly furnish each other with copies of all applications, notices, petitions and filings with all Regulatory Authorities, and all written communications received by ANB or FCB, as the case may be, or any of their respective Subsidiaries, Affiliates or associates from, or delivered by any of the foregoing to, any Regulatory Authority, in respect of the transactions provided for herein.
     (e) ANB will indemnify and hold harmless FCB and its officers, directors and employees from and against any and all actions, causes of actions, losses, damages, expenses or Liabilities to which any such entity, or any director, officer, employee or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse FCB, and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Proxy Statement/Prospectus or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any ANB Company.

     (f) FCB will indemnify and hold harmless ANB and its officers, directors and employees from and against any and all actions, causes of actions, losses, damages, expenses or Liabilities to which any such entity, or any director, officer, employee or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse ANB, and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Proxy Statement/Prospectus or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any FCB Company.
     8.2 Access to Information.
     (a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice and subject to applicable Laws relating to the exchange of information, ANB and FCB shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other access to all its properties, books, contracts, commitments and records and, during such period, each of ANB and FCB shall, and shall cause each of their respective Subsidiaries to, make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Securities Laws or federal or state banking Laws (other than reports or documents which such Party is not permitted to disclose under applicable Law, in which case such Party shall notify the other Party of the nondisclosure and the nature of such information) and (ii) also other information concerning its business, properties and personnel as the other party may reasonably request.
     (b) All information furnished by ANB to FCB or its representatives pursuant hereto shall be treated as the sole property of ANB and, if the Merger shall not occur, FCB and its representatives shall return to ANB all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. FCB shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in FCB’s possession prior to the disclosure thereof by ANB; (y) was then generally known to the public; or (z) was disclosed to FCB by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.
     (c) All information furnished by FCB or its Subsidiaries to ANB or its representatives pursuant hereto shall be treated as the sole property of FCB and, if the Merger shall not occur, ANB and its representatives shall return to FCB all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. ANB shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in ANB’s possession prior to the disclosure thereof by FCB or any of its Subsidiaries; (y) was then generally known to the public; or (z) was disclosed to ANB by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.
     (d) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.
     8.3 Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of FCB and ANB shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions provided for in this Agreement, including without limitation obtaining of all of the Consents and satisfying the conditions contained in Article 9 hereof.
     8.4 FCB Stockholders’ Meeting. FCB shall call a meeting of its stockholders (the “FCB Stockholders’ Meeting”) to be held as soon as reasonably practicable after the date the S-4 Registration Statement is declared effective by the SEC for the purpose of voting upon this Agreement and such other related matters as it deems appropriate. In connection with the FCB Stockholders’ Meeting, (a) FCB shall prepare with the assistance of ANB a notice of meeting; (b) ANB shall furnish all information concerning it that FCB may reasonably request in connection with conducting the FCB Stockholders’ Meeting; (c) ANB shall prepare and furnish to FCB, for printing, copying and for distribution to FCB’s stockholders at FCB’s expense, the form of the Proxy Statement/Prospectus; (d) FCB shall furnish all information concerning it that ANB may reasonably request in connection with preparing the Proxy Statement/Prospectus; (e) subject to Section 10.1(k) of this Agreement, the FCB Board shall recommend to its stockholders the approval of this Agreement; and (f) FCB shall use its best efforts to obtain its stockholders’ approval. The Parties will use their commercially reasonable efforts to prepare a preliminary draft of the Proxy Statement/Prospectus within 30 days of the date of this Agreement, and will consult with one another on the form and content of the Proxy Statement/Prospectus (including the presentation of draft copies of such proxy materials to the other) prior to filing with the SEC and delivery to FCB’s stockholders. FCB will use its commercially reasonable efforts to deliver notice of the Stockholders’ Meeting and the Proxy Statement/Prospectus as soon as practicable after the S-4 Registration Statement has been declared effective by the SEC.
     8.5 Certificate of Objections. As soon as practicable (but in no event more than three (3) business days) after the FCB Stockholders’ Meeting, FCB shall deliver to ANB a certificate of the Secretary of FCB containing the names of the stockholders of FCB that both (a) gave written notice prior to the taking of the vote on this Agreement at the FCB Stockholders’ Meeting that they dissent from the Merger, and (b) voted against approval of this Agreement or abstained from voting with respect to the approval of this Agreement (“Certificate of Objections”). The Certificate of Objections shall include the number of shares of FCB Common Stock held by each such stockholder and the mailing address of each such stockholder.
     8.6 Publicity. Neither ANB nor FCB shall, or shall permit any of their respective Subsidiaries or affiliates to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public disclosure concerning, the transactions provided for in this Agreement without the consent of the other Party, which consent will not be unreasonably withheld; provided, however, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which it deems necessary or advisable, with the advice of counsel, in order to satisfy such Party’s disclosure obligations imposed by Law or the rules of NASDAQ.
     8.7 Expenses. All costs and expenses incurred in connection with the transactions provided for in this Agreement, including without limitation, registration fees, printing fees, mailing fees, attorneys’ fees, accountants’ fees, other professional fees and costs related to expenses of officers and directors of FCB and the FCB Companies, shall be paid by the party incurring such costs and expenses; provided, however, without the consent of ANB, all such costs and expenses incurred by FCB and the FCB Companies shall not exceed $85,000 in the aggregate, exclusive of the Advisory Fee, FCB’s expenses contemplated by Section 8.12 and 9.2(f) below, and the adjustments contemplated by Section 8.14 below. Each Party hereby agrees to and shall indemnify the other Party against any liability arising from any such fee or payment incurred by such Party. Nothing contained herein shall limit either Party’s rights under Article 10 to recover any damages arising out of a Party’s willful breach of any provision of this Agreement.
     8.8 Failure to Close.
     (a) ANB expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.
     (b) FCB expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.
     8.9 Fairness Opinion. The FCB Board has engaged Keefe, Bruyette & Woods, Inc. (the “FCB Financial Advisor”) to act as advisor to the FCB Board during the transaction and to opine separately as to the fairness from a financial point of view of the total consideration to the FCB shareholders. FCB has received from the FCB Financial Advisor an opinion that, as of the date hereof, the total consideration to the FCB shareholders is fair to the shareholders of FCB from a financial point of view. FCB may elect to have the final fairness opinion updated immediately prior to the Effective Time in order to account for any Material Adverse Effect that may have occurred with regard to ANB.

     8.10 Tax Treatment. Each of the Parties undertakes and agrees to use its commercially reasonable efforts to cause the Merger, and to take no action which would cause the Merger not to qualify as a “reorganization” within the meaning of Section 368(a) of the IRC for federal income tax purposes.
     8.11 Agreement of Affiliates. FCB has disclosed on Schedule 8.11 each Person whom it reasonably believes is an “affiliate” of FCB for purposes of Rule 145 under the 1933 Act. FCB shall cause each such Person to deliver to ANB not later than 30 days after the date of this Agreement a written agreement, substantially in the form of Exhibit B providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of FCB Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of ANB Common Stock to be received by such Person upon consummation of the Merger, except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder (and ANB shall be entitled to place restrictive legends upon certificates for shares of ANB Common Stock issued to affiliates of FCB pursuant to this Agreement to enforce the provisions of this Section 8.11). ANB shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of ANB Common Stock by such affiliates.
     8.12 Environmental Audit; Title Policy; Survey.
     (a) At the election of ANB, FCB will procure and deliver, at FCB’s expense, with respect to each parcel of real property that any of the FCB Companies owns, leases, subleases or is obligated to purchase, at least thirty (30) days prior to the Effective Time, whatever environmental audits as ANB may request, which audits shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to ANB.
     (b) At the election of ANB, FCB will, at FCB’s expense, with respect to each parcel of real property that FCB or FCB Bank owns, leases, subleases or is obligated to purchase, procure and deliver to ANB, at least thirty (30) days prior to the Effective Time, a commitment to issue title insurance in such amounts and by such insurance company reasonably acceptable to ANB, which policy shall be free of all material Liens and exceptions to ANB’s reasonable satisfaction.
     (c) At the election of ANB, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to subsection (b) above, FCB, at FCB’s expense, will procure and deliver to ANB at least thirty (30) days prior to the Effective Time, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to ANB, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof. Such surveys shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time. In addition, FCB shall deliver to ANB a complete legal description for each parcel of real estate or interest owned, leased or subleased by any FCB Company or in which any FCB Company has any ownership or leasehold interest.

     8.13 Compliance Matters. Prior to the Effective Time, FCB shall take, or cause to be taken, all commercially reasonable steps requested by ANB to cure any deficiencies in regulatory compliance by FCB or FCB Bank; provided, however, that ANB shall not be responsible for discovering such defects, shall not have any obligation to disclose the existence of such defects to FCB, and shall not have any liability resulting from such deficiencies or attempts to cure them.
     8.14 Conforming Accounting and Reserve Policies. At the request of ANB, FCB shall immediately prior to Closing establish and take such charge offs, reserves and accruals as ANB reasonably shall request to conform FCB Bank’s loan, accrual, capital, reserve and other accounting policies to the policies of ANB (collectively, the “Conforming Adjustments”).
     8.15 Notice of Deadlines. Schedule 8.15 lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which FCB or FCB Bank is a party.
     8.16 Fixed Asset Inventory. At ANB’s request, at least thirty (30) days prior to the Effective Time, FCB shall take, or shall cause to be taken, an inventory of all fixed assets of the FCB Companies to verify the presence of all items listed on their respective depreciation schedules, and FCB shall allow ANB’s representatives, at the election of ANB, to participate in or be present for such inventory and shall deliver to ANB copies of all records and reports produced in connection with such inventory.
     8.17 Director’s and Officer’s Indemnification.
     (a) For a period of three (3) years after the Effective Time, ANB shall indemnify each director and executive officer of FCB (an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the maximum extent permitted under the articles of incorporation and bylaws of FCB as in effect on the date of this Agreement, subject to (i) the limitations and requirements of such articles of incorporation and bylaws, (ii) applicable Law, including, without limitation, Section 607.0850 of the FBCA, and (iii) the terms and conditions of the Director’s Agreements. During the period beginning on the third anniversary of the Effective Time and ending on the sixth anniversary of the Effective Time, ANB shall indemnify each Indemnified Party against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including without limitation the transactions contemplated by this Agreement) to the extent mandated under the articles of incorporation and bylaws of FCB as in effect on the date of this Agreement, subject to (i) the limitations and requirements of such articles of incorporation and bylaws, (ii) applicable Law, including, without limitation, Section 607.0850 of the FBCA, and (iii) the terms and conditions of the Director’s Agreements.
     (b) Any Indemnified Party wishing to claim indemnification under Section 8.17(a) above upon learning of any such liability or litigation shall promptly notify ANB thereof. In the event of any claim or litigation that may give rise to indemnity obligations on the part of ANB (whether arising before or after the Effective Time), (i) ANB shall have the right to assume the defense thereof, and ANB shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if ANB elects not to assume such defense, or if counsel for the Indemnified Party advises in good faith that there are substantive issues that raise conflicts of interest between ANB and the Indemnified Party under the rules of professional ethics, the Indemnified Party may retain counsel satisfactory to him or her, and ANB shall pay all reasonable fees and expenses of such counsel for the Indemnified Party; provided, that ANB shall be obligated to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) all Indemnified Parties will cooperate in the defense of any such litigation; and (iii) ANB shall not be liable for any settlement effected without its prior written consent; and provided further, that ANB shall not have any obligation hereunder to the extent such arrangements are prohibited by applicable Law.
ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.4 of this Agreement:
     (a) Stockholder Approval. The stockholders of FCB shall have approved this Agreement by the requisite vote, and the consummation of the transactions provided for herein, as and to the extent required by Law and by the provisions of any governing instruments, and FCB shall have furnished to ANB certified copies of resolutions duly adopted by its stockholders evidencing same.
     (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all notice and waiting periods required by Law to have passed after receipt of such Consents shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner (including without limitation requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions provided for in this Agreement as to render inadvisable the consummation of the Merger.
     (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

     (d) Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the transactions provided for in this Agreement. No action or proceeding shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action or proceeding by any Person, which seeks to restrain the consummation of the transactions provided for in this Agreement which, in the opinion of the ANB Board or the FCB Board, renders it impossible or inadvisable to consummate the transactions provided for in this Agreement.
     (e) Tax Opinion. FCB and ANB shall have received a written opinion of counsel from Maynard, Cooper & Gale, P.C. in form reasonably satisfactory to them (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the IRC, (ii) the exchange in the Merger of FCB Common Stock for ANB Common Stock will not give rise to gain or loss to the stockholders of FCB with respect to such exchange (except to the extent of any cash received), and (iii) neither FCB nor ANB will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the IRC). In rendering such Tax Opinion, counsel for ANB shall be entitled to rely upon representations of officers of FCB and ANB reasonably satisfactory in form and substance to such counsel.
     (f) S-4 Registration Statement Effective. The S-4 Registration Statement shall have been declared effective under the 1933 Act by the SEC and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by the SEC. ANB shall have received all state securities Laws, or “blue sky” permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the ANB Common Stock pursuant to the terms of this Agreement.
     9.2 Conditions to Obligations of ANB. The obligations of ANB to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by ANB pursuant to subsection 11.4(a) of this Agreement:
     (a) Representations and Warranties. The representations and warranties of FCB set forth or referred to in this Agreement and in any certificate or document delivered pursuant to the provisions hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except as expressly contemplated by this Agreement.
     (b) Performance of Obligations. Each and all of the agreements, obligations and covenants of FCB to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

     (c) Certificates. FCB shall have delivered to ANB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to ANB’s obligations set forth in subsections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the FCB Board and the FCB stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, all in such reasonable detail as ANB and its counsel shall request.
     (d) Opinion of Counsel. FCB shall have delivered to ANB an opinion of Smith Mackinnon, PA, counsel to FCB, dated as of the Closing, in substantially the form of Exhibit C hereto.
     (e) Net Worth and Capital Requirements. Immediately prior to the Effective Time, FCB and FCB Bank shall each have a minimum net worth of at least $38,000,000, individually. For purposes of this Section 9.2(e), “net worth” shall mean, without regard to the Conforming Adjustments, the sum of the amounts set forth on the balance sheet as stockholders’ equity (including the par or stated value of all outstanding capital stock, retained earnings, additional paid-in capital, capital surplus and earned surplus), less the sum of (i) any amounts at which shares of capital stock of such person appear on the asset side of the balance sheet and (ii) any amounts due from or owed by any Subsidiary thereof; provided, however, that unrealized gains or losses on securities classified as “available for sale” shall be disregarded for purposes of calculating “net worth.”
     (f) Comfort Letter. ANB shall have received from Hacker, Johnson & Smith, PA, independent certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of FCB as ANB may reasonably request.
     (g) Conforming Adjustments. The Conforming Adjustments shall have been made to the satisfaction of ANB in its sole discretion.
     (h) Matters Relating to 280G Taxes. ANB shall be satisfied in its sole discretion, either through mutually agreeable pre-Closing amendments or otherwise, that FCB shall have taken any and all reasonably necessary steps such that the Merger will not trigger any “excess parachute payment” (as defined in Section 280G of the IRC) under any Employment Agreements, Change in Control Agreements, FCB Benefit Plans, or similar arrangements between a FCB Company and any officers, directors, or employees thereof.
     (i) Matters Relating to Employment Agreements. (i) ANB shall have received documentation reasonably satisfactory to ANB that any and all Employment Agreements, Change in Control Agreements, Severance Agreements, and similar agreements between any FCB Company and any individual shall be terminated as of the Effective Time on terms and conditions satisfactory to ANB; and (ii) each of John Warren, Robert Porter, Tom Coletta, Joe Vorwerk, Tim Robinson, Stephen Jeuck and Kenneth LaRoe shall have entered into a new Employment / Non-Compete Agreement with FCB Bank on terms and conditions acceptable to ANB.

     (j) Regulatory Matters. No agency or department of federal, state or local government or any Regulatory Authority or the staff thereof shall have (i) asserted that any FCB Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) revoked any material Permits, or (iii) issued, or required any FCB Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking, that, in the reasonable estimation of ANB, restricts or impairs the conduct of such FCB Company’s business or future prospects.
     (k) Absence of Adverse Facts. There shall have been no determination by ANB in good faith that any fact, litigation, claim, event or condition exists or has occurred that, in the judgment of ANB, (i) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, FCB or FCB Bank or the consummation of the transactions provided for in this Agreement, (ii) would be of such significance with respect to the business or economic benefits expected to be obtained by ANB pursuant to this Agreement as to render inadvisable the consummation of the transactions pursuant to this Agreement, (iii) would be materially adverse to the interests of ANB on a consolidated basis or (iv) would render the Merger or the other transactions provided for in this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.
     (l) Consents Under Agreements. FCB shall have obtained the consent or approval of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to, or the continuation by FCB Bank or any other FCB Subsidiary of, as the case may be, any obligation, right or interest of FCB, FCB Bank or such FCB Subsidiary under any loan or credit agreement, note, mortgage, indenture, lease, license, Contract or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the reasonable opinion of ANB, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation and FCB Bank or the FCB Subsidiary at issue.
     (m) Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of ANB, any material adverse requirement upon ANB or any ANB Subsidiary, including without limitation any requirement that ANB sell or dispose of any significant amount of the assets of FCB, FCB Bank and their respective subsidiaries, or any other ANB Subsidiary, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of FCB or any ANB Subsidiary, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks, savings associations and bank and savings association holding companies under similar circumstances.
     (n) Certification of Claims. FCB shall have delivered a certificate to ANB that FCB is not aware of any pending, threatened or potential claim against the directors or officers of FCB or FCB Bank or under the directors and officers insurance policy or the fidelity bond coverage of FCB or any FCB Company.
     (o) Loan Portfolio. There shall not have been any material increase since the date of this Agreement in the Loans required to be described in Schedule 5.9(a)(iv).
     (p) FCB 401(k) Plan. ANB shall have received such evidence and documentation as it shall have reasonably requested to effectuate the termination of the Florida Choice Bank 401(k) Plan.
     (q) FCB Stock Options. Holders of at least 90% of the FCB Options shall have elected to exchange such FCB Options for cash pursuant to the provisions of Section 3.1(d) of this Agreement.
     (r) Legal Proceedings. No action, proceeding or claim shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action, claim or proceeding by any Person, against any FCB Company and/or their respective officers or directors.
     9.3 Conditions to Obligations of FCB praveen. The obligations of FCB to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by FCB pursuant to subsection 11.4(b) of this Agreement:
     (a) Representations and Warranties. The representations and warranties of ANB set forth or referred to in this Agreement and in any certificate of document delivered pursuant to the provisions hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except as expressly contemplated by this Agreement.
     (b) Performance of Obligations. Each and all of the agreements, obligations and covenants of ANB to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.
     (c) Certificates. ANB shall have delivered to FCB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to FCB’s obligations set forth in subsections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the ANB Board evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, all in such reasonable detail as FCB and its counsel shall request.

     (d) Opinion of Counsel. ANB shall have delivered to FCB an opinion of Maynard, Cooper & Gale, P.C., counsel to ANB, dated as of the Effective Time, in substantially the form of Exhibit D hereto.
     (e) Comfort Letter. FCB shall have received from PricewaterhouseCoopers, LLP, independent certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of ANB as FCB may reasonably request.
     (f) Fairness Opinion. The fairness opinion shall not have been withdrawn by the FCB Financial Advisor for good reason.
     (g) ANB Common Stock. The ANB Common Stock to be issued in the Merger shall have been qualified as a NASDAQ “national market system security” pursuant to Section 7.7 hereof.
     (h) Regulatory Matters. No agency or department of federal, state or local government, or any Regulatory Authority or the staff thereof shall have (i) asserted that any ANB Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, or (ii) issued, or required any ANB Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking that, in the reasonable estimation of FCB, restricts or impairs the conduct of such ANB Company’s business or future prospects.
ARTICLE 10
TERMINATION
     10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of FCB, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:
(a) by mutual written consent of the ANB Board and the FCB Board; or
     (b) by the ANB Board or the FCB Board in the event of an inaccuracy of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or
     (c) by the ANB Board or the FCB Board in the event of a material breach by the other Party of any covenant, agreement or other obligation contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or
     (d) by the ANB Board or the FCB Board (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement) if (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions provided for herein shall have been denied by final nonappealable action of such authority or if any action taken by such Authority is not appealed within the time limit for appeal, or (ii) the stockholders of FCB fail to vote their approval of this Agreement and the transactions provided for herein as required by applicable Law at its Stockholders’ Meeting where the transactions are presented to such FCB stockholders for approval and voted upon; or
     (e) by the ANB Board, if, notwithstanding any disclosures in the Schedules attached hereto or otherwise, (i) there shall have occurred any Material Adverse Effect with respect to FCB, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement which are reasonably likely to cause or result in any Material Adverse Effect with respect to FCB, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by FCB of notice in writing from ANB specifying the nature of such Material Adverse Effect and requesting that it be remedied; or
     (f) by the FCB Board, if (i) there shall have occurred any Material Adverse Effect with respect to ANB, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement which are reasonably likely to cause or result in any Material Adverse Effect with respect to ANB, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by ANB of notice in writing from FCB specifying the nature of such Material Adverse Effect and requesting that it be remedied; or
     (g) by the ANB Board or the FCB Board if the Merger shall not have been consummated by May 31, 2006, if the failure to consummate the transactions provided for herein on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(g); or
     (h) by the ANB Board or the FCB Board if any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(g) of this Agreement and such failure was not the fault of the terminating party; or
     (i) by the ANB Board if the holders of in excess of five percent (5%) of the outstanding shares of FCB Common Stock properly assert their dissenters’ rights of appraisal pursuant to the Dissenter Provisions; or
     (j) by the ANB Board if (i) the FCB Board shall have withdrawn, or adversely modified, or failed upon ANB’s request to reconfirm its recommendation of the Merger or this Agreement, (ii) the FCB Board shall have approved or recommended to the stockholders of FCB that they approve an Acquisition Proposal other than that contemplated by this Agreement, (iii) FCB fails to call the FCB Stockholders’ Meeting or otherwise breaches its obligations in Section 8.4 hereof, or (iv) any Person (other than FCB or an Affiliate of FCB) or group becomes the beneficial owner of 25% or more of the outstanding shares of FCB Common Stock; or
     (k) by the FCB Board if (i) the FCB Board authorizes FCB, subject to complying with the terms of this Agreement, to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and FCB notifies ANB in writing that it intends to enter into such an agreement, (ii) ANB does not make, within 7 business days of the receipt of FCB’s written notification of its intent to enter into a definitive agreement for a Superior Proposal, an offer that the FCB Board determines, in good faith after consultation with its financial advisors, is at least as favorable, in the aggregate, to the stockholders of FCB as the Superior Proposal, and (iii) makes the payment required by Section 10.2(b). FCB agrees (x) that it will not enter into a definitive agreement referred to in clause (i) above until at least the tenth business day after it has provided the notice to ANB required thereby, and (y) to notify ANB promptly in writing if its intention to enter into a definitive agreement referred to in its notification shall change at any time after giving such notification; or
     (l) By the FCB Board in accordance with, and subject to, the terms and conditions of Section 3.1(b)(2) of this Agreement.
     10.2 Effect of Termination.
     (a) In the event of a termination of this Agreement by either the ANB Board or the FCB Board as provided in Section 10.1, this Agreement shall become void and there shall be no Liability or obligation on the part of ANB or FCB or their respective officers or directors, except that this Section 10.2 and Article 11 and Sections 8.2 and 8.7 of this Agreement shall survive any such termination; provided, however, that nothing herein shall relieve any breaching Party from Liability for an uncured willful or breach of a representation, warranty, covenant, obligation or agreement giving rise to such termination.
     (b) In the even that this Agreement is terminated (i) by the ANB Board pursuant to Section 10.1(j) or (ii) by the FCB Board pursuant to Section 10.1(k), then FCB shall, in the case of clause (i), one business day after the date of such termination or, in the case of clause (ii), on the date of such termination, pay to ANB, by wire transfer of immediately available funds, the amount of $3,000,000 (the “Termination Fee”).
     (c) In the event that (i) after the date hereof an Acquisition Proposal shall have been publicly disclosed or any Person shall have publicly disclosed that, subject to the Merger being disapproved by FCB stockholders or otherwise rejected, it will make an Acquisition Proposal with respect to FCB and thereafter this Agreement is terminated by the ANB Board or the FCB Board pursuant to Section 10.1(d)(ii), and (ii) concurrently with such termination or within nine months of such termination FCB enters into a definitive agreement with respect to an Acquisition Proposal or consummates an Acquisition Proposal, then FCB shall, upon the earlier of entering into a definitive agreement with respect to an Acquisition Proposal or consummating an Acquisition Proposal, pay to ANB, by wire transfer of immediately available funds, the Termination Fee.
     (d) FCB acknowledges that the agreements contained in Sections 10.2(b) and 10.2(c) are an integral part of the transactions provided for in this Agreement, and that, without these agreements, ANB would not enter into this Agreement; accordingly, if FCB fails to promptly pay the amount due pursuant to Section 10.2(b) or Section 10.2(c), as the case may be, and, in order to obtain such payment, ANB commences a suit which results in a judgment for any of the

Termination Fee, FCB shall pay ANB its costs and expenses (including attorneys’ fees) in connection with such suit.
     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.
ARTICLE 11
MISCELLANEOUS
     11.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:
     “Acquisition Agreement” shall have the meaning provided in Section 7.6(a) of this Agreement.
     “Acquisition Proposal,” with respect to FCB, means a tender or exchange offer, proposal for a merger, acquisition of all the stock or Assets of, consolidation or other business combination involving FCB or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, Assets or deposits of, FCB or any of its Subsidiaries, including a plan of liquidation of FCB or any of its Subsidiaries, other than the transactions contemplated by this Agreement.
     “Act” shall mean the Federal Deposit Insurance Act.
     “1933 Act” shall mean the Securities Act of 1933, as amended.
     “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Advisory Fee” shall have the meaning provided in Section 5.24 of this Agreement.
     “Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.
     “Agreement” shall mean this Agreement and Plan of Merger, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference. References to “the date of this Agreement,” “the date hereof” and words of similar import shall refer to the date this Agreement was first executed, as indicated in the introductory paragraph on the first page hereof.
     “ANB” shall mean Alabama National BanCorporation, a Delaware corporation.
     “ANB Board” shall mean the Board of Directors of ANB.

     “ANB Common Stock” shall mean the $1.00 par value common stock of ANB.
     “ANB Common Stock Election Shares” shall have the meaning provided in Section 3.1(c) of this Agreement.
     “ANB Companies” shall mean, collectively, ANB and all ANB Subsidiaries.
     “ANB Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of ANB as of December 31, 2004, 2003 and 2002, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, as delivered by ANB to FCB, and (ii) the unaudited consolidated balance sheets of ANB (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) delivered by ANB to FCB with respect to periods ended subsequent to December 31, 2004.
     “ANB Option” shall have the meaning given to such term in Section 3.1(d) hereof.
     “ANB Subsidiaries” shall mean the Subsidiaries of ANB.
     “Articles of Merger” shall mean the Articles of Merger to be signed by ANB and FCB and filed with the Secretary of State of Florida relating to the Merger as contemplated by Section 1.1 of this Agreement.
     “Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.
     “Average Quoted Price” shall mean the price (rounded to two decimal places) derived by adding the averages of the high and low sales price of one share of ANB Common Stock as reported on NASDAQ on each of the ten (10) consecutive trading days ending on the fifth business day prior to the Effective Time, and dividing such sum by ten (10).
     “BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.
     “Cash Election Shares” shall have the meaning provided in Section 3.1(c) of this Agreement.
     “Certificate of Objections” shall have the meaning provided in Section 8.5 of this Agreement.
     “Closing” shall mean the closing of the Merger and the other transactions provided for herein, as described in Section 1.2 of this Agreement.

     “Conforming Adjustments” shall have the meaning provided in Section 8.14 of this Agreement.
     “Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.
     “Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, debenture, instrument, trust agreement, guarantee, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.
     “Cutoff” shall have the meaning provided in Section 4.2 of this Agreement.
     “Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.
     “DGCL” shall mean the Delaware General Corporation Law, as amended.
“Designated Representative”
     (a) with respect to FCB shall mean Kenneth E. LaRoe, Robert L. Porter and/or John R. Warren; and
     (b) with respect to ANB shall mean John H. Holcomb, III, William E. Matthews, V and/or Richard Murray, IV.
     “Director’s Agreement” shall have the meaning provided in Section 1.4 of this Agreement.
     “Dissenter Provisions” shall have the meaning provided in Section 3.4 of this Agreement.
     “Effective Time” shall mean the date and time at which the Merger becomes effective as provided in Section 1.3 of this Agreement.
     “Election Deadline” shall have the meaning provided in Section 3.1(c) of this Agreement.
     “Election Form” shall have the meaning provided in Section 3.1(c) of this Agreement.

     “Employment Laws” shall mean all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, unemployment wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing, including, but not limited to, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, Workers’ Compensation, Uniformed Services Employment and Re-Employment Rights Act of 1994, Older Workers Benefit Protection Act, Pregnancy Discrimination Act and the Worker Adjustment and Retraining Notification Act.
     “Environmental Laws” shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall have the meaning provided in Section 5.14(c) of this Agreement.
     “Exchange Agent” shall mean SunTrust Bank, Atlanta, Georgia.
     “Exchange Ratio” shall have the meaning given such term in Section 3.1(b) hereof.
     “FBCA” shall mean the Florida Business Corporation Act, as amended.
     “FCB” shall mean Florida Choice Bankshares, Inc., a Florida corporation.
     “FCB Allowance” shall have the meaning provided for in Section 5.9(a) of this Agreement.
     “FCB Bank” shall mean Florida Choice Bank, a Florida banking corporation.
     “FCB Benefit Plans” shall have the meaning set forth in Section 5.14(a) of this Agreement.
     “FCB Board” shall mean the Board of Directors of FCB.
     “FCB Call Reports” shall mean (i) the Reports of Income and Condition of FCB Bank for the years ended December 31, 2004 and 2003, as filed with the FDIC; (ii) the Reports of Income and Condition of FCB Bank delivered by FCB to ANB with respect to periods ended subsequent to December 31, 2004; (iii) the Consolidated Financial Statements for Bank Holding Companies, Form FRY 9C, of FCB for the year ended December 31, 2004; and (iv) the Consolidated Financial Statements for Bank Holding Companies, Form FRY 9C, of FCB with respect to periods ended subsequent to December 31, 2004.
     “FCB Certificate” shall have the meaning provided in Section 4.2 of this Agreement.

     “FCB Common Stock” shall mean the $5.00 par value common stock of FCB.
     “FCB Companies” shall mean, collectively, FCB and all FCB Subsidiaries.
     “FCB Contracts” shall have the meaning set forth in Section 5.15 of this Agreement.
     “FCB ERISA Plans” shall have the meaning set forth in Section 5.14(a) of this Agreement.
     “FCB Financial Advisor” shall have the meaning set forth in Section 8.9 of this Agreement.
     “FCB Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of FCB as of December 31, 2004, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, together with the report thereon of Hacker, Johnson & Smith, PA, independent certified public accountants, (ii) the unaudited consolidated balance sheets of FCB (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2004; and (iii) the audited consolidated balance sheets (including related notes and schedules, if any) of FCB Bank as of December 31, 2003 and 2002, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, together with the report thereon of Osburn, Henning and Company, independent certified public accountants.
     “FCB Option” shall have the meaning provided in Section 3.1(d) of this Agreement.
     “FCB Pension Plan” shall have the meaning set forth in Section 5.14(a) of this Agreement.
     “FCB Stock Option Plans” shall mean the Florida Choice Bankshares, Inc. Directors’ Stock Option Plan and the Florida Choice Bankshares, Inc. Officers’ and Employees’ Stock Option Plan.
     “FCB Stockholders’ Meeting” shall mean the meeting of the stockholders of FCB to be held pursuant to Section 8.4 of this Agreement, including any adjournment or adjournments thereof.
     “FCB Subsidiaries” shall mean the Subsidiaries of FCB, which shall include the FCB Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association or other organization acquired as a Subsidiary of FCB in the future and owned by FCB at the Effective Time.
     “FDIC” shall mean the Federal Deposit Insurance Corporation.
     “Fixed Cash Amount” shall have the meaning provided in Section 3.1(c) of this Agreement.

     “FRB” or “Federal Reserve Board” shall mean Board of Governors of the Federal Reserve System.
     “GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.
     “Hazardous Material” shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any similar federal, state or local Law.
     “Indemnified Party” shall have the meaning provided in Section 7.8(a) of this Agreement.
     “IRC” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Knowledge” as used with respect to a Party shall mean the actual knowledge of the officers and directors of such Party and that knowledge that any director of the Party would have obtained upon a reasonable examination of the books, records and accounts of such Party and that knowledge that any officer of the Party would have obtained upon a reasonable examination of the books, records and accounts of such officer and such Party.
     “Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including without limitation those promulgated, interpreted or enforced by any of the Regulatory Authorities.
     “Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including without limitation costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
     “Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (ii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.
     “Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including without limitation Contracts related to it), or the transactions provided for in this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.
     “Litigation Reserve” shall have the meaning set forth in Section 5.9(a) of this Agreement.
     “Loan Property” shall mean any property owned by a Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.
     “Loans” shall have the meaning set forth in Section 5.9(a) of this Agreement.
     “Mailing Date” shall have the meaning provided in Section 3.1(c) of this Agreement.
     “Material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.
     “Material Adverse Effect” on a Party shall mean an event, change or occurrence that, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, results of operations or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions provided for in this Agreement; provided that “material adverse impact” shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts of governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies and (z) the Merger or the announcement of the Merger on the operating performance of the Parties.
     “Merger” shall mean the merger of FCB with and into ANB referred to in the Preamble of this Agreement.
     “NASD” shall mean the National Market System of the National Association of Securities Dealers, Inc.
     “NASDAQ” shall mean the National Association of Securities Dealers Automated Quotations System.
     “OCC” shall mean the Office of the Comptroller of the Currency.
     “Order” shall mean any administrative decision or award, decrees, injunction, judgment, regulation, directive, consent agreement, memorandum of understanding, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.
     “OREO Reserve” shall have the meaning set forth in Section 5.9(a) of this Agreement.

     “Participation Facility” shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.
     “Party” shall mean either FCB or ANB, and “Parties” shall mean both FCB and ANB.
     “Permit” shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.
     “Per Share Cash Consideration” shall have the meaning provided in Section 3.1(c) of this Agreement.
     “Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.
     “Potential Cash Payments” shall have the meaning provided in Section 3.1(c) of this Agreement.
     “Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.18 of this Agreement.
     “Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the OCC, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.
     “Related Interest” shall have the meaning set forth in Section 5.15 of this Agreement.
     “S-4 Registration Statement” shall have the meaning set forth in Section 5.18 of this Agreement.
     “SEC” shall mean the United States Securities and Exchange Commission.
     “Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940 as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.
     “Subsidiaries” shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

     “Superior Proposal” means a bona fide written Acquisition Proposal which the FCB Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, ANB agreeing that the FCB Financial Advisor is a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority” and the definition of Acquisition Proposal shall only refer to a transaction involving FCB and not its Subsidiaries.
     “Surviving Corporation” shall mean ANB as the surviving corporation in the Merger.
     “Takeover Laws” shall have the meaning set forth in Section 5.28 of this Agreement.
     “Tax Opinion” shall have the meaning set forth in Section 9.1(e) of this Agreement.
     “Taxes” shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.
     “Termination Fee” shall have the meaning set forth in Section 10.2(b) of this Agreement.
     11.2 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions provided for herein and supersedes all prior arrangements or understandings with respect thereto, written or oral.
     11.3 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after approval of this Agreement by the holders of FCB Common Stock, there shall be made no amendment that pursuant to applicable Law requires further approval by the FCB stockholders without the further approval of the FCB stockholders.
     11.4 Waivers.
     (a) Prior to or at the Effective Time, ANB, acting through the ANB Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FCB, to waive or extend the time for the compliance or fulfillment by FCB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of ANB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of ANB. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that ANB and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.
     (b) Prior to or at the Effective Time, FCB, acting through the FCB Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by ANB, to waive or extend the time for the compliance or fulfillment by ANB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FCB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FCB. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that FCB and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.
     11.5 Assignment. Except as expressly provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
     11.6 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

If to FCB, then to:	Florida Choice Bankshares, Inc.
18055 U.S. Highway 441
Mount Dora, Florida 32757
Telecopy Number: (352) 735-2116

Attention: Kenneth E. LaRoe,
President and Chief Executive Officer

with a copy to:	Smith Mackinnon, PA
Citrus Center, Suite 800
255 South Orange Avenue
Orlando, Florida 32801
Telecopy Number: (407) 843-2448

Attention: John P. Greeley, Esq.

If to ANB, then to:	Alabama National BanCorporation
1927 First Avenue North
Birmingham, Alabama 35203
Telecopy Number: (205) 583-3275

Attention: Mr. John H. Holcomb, III,
Chief Executive Officer

with a copy to:	Maynard, Cooper & Gale, P.C.
1901 Sixth Avenue North
2400 AmSouth/Harbert Plaza
Birmingham, Alabama 35203
Telecopy Number: (205) 254-1999

Attention: Mark L. Drew, Esq.
John P. Dulin, Jr., Esq.
     11.7 Brokers and Finders. Except as provided in Section 5.24, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions provided for herein. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by FCB or ANB, each of FCB and ANB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability with respect to any such claim.
     11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to any applicable conflicts of Laws, except to the extent federal law shall be applicable.
     11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.
     11.10 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are for reference purposes only and are not part of this Agreement.
     11.11 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In any dispute or action between the Parties arising out of this Agreement, including any litigation, arbitration, and appellate proceedings (and efforts to enforce the judgment, award or other disposition of any of the same), the prevailing party shall be entitled to have and recover from the other Party all reasonable fees, costs and expenses incurred in connection with such dispute or action (including reasonable attorneys’ fees).
     11.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     11.13 Construction of Terms. Where the context so requires or permits, the use of singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof,” “herein,” and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including,” “included,” “such as,” or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.
     11.14 Schedules. The disclosures in the Schedules to this Agreement, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the covenants or statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the covenants and statements in the body of this Agreement will control.
     11.15 Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.
     11.16 No Third Party Beneficiaries. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any right, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly contemplated by this Agreement.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its respectively authorized officers as of the day and year first above written.

Florida Choice Bankshares, Inc.
Attest:

By:		By:

	Stephen R. Jeuck		Kenneth E. LaRoe
	Its: Secretary		Its: President and Chief Executive Officer

[CORPORATE SEAL]

Alabama National BanCorporation

Attest:

By:		By:

	Kimberly Moore		John H. Holcomb, III
	Its: Secretary		Its: Chief Executive Officer

[CORPO	RATE SEAL]

List of Exhibits

Exhibit A:	Form of Director’s Agreement

Exhibit B:	Form of Rule 145 Affiliate Agreement

Exhibit C:	Form of Opinion of Smith Mackinnon, PA

Exhibit D:	Form of Opinion of Maynard, Cooper & Gale, P.C.

Exhibit A
Form of Director’s Agreement

AGREEMENT
     THIS AGREEMENT (this “Agreement”) is made and entered into as of the ___day of ___, 2005, by and between the undersigned, a resident of the State of Florida, and Alabama National BanCorporation, a Delaware corporation (“ANB”).
     On even date herewith, ANB and Florida Choice Bankshares, Inc., a Florida corporation (“FCB”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides for the merger of FCB with and into ANB (the “Merger”) and the conversion of the issued and outstanding shares of the common stock of FCB (“FCB Common Stock”) into shares of the common stock of ANB and, in some cases, cash. The Merger Agreement is subject to the affirmative vote of the shareholders of FCB, the receipt of certain regulatory approvals and the satisfaction of other conditions. Capitalized terms not otherwise defined herein have the meanings assigned in the Merger Agreement.
     The undersigned is the beneficial owner (as defined by Rule 13d-3 of the Securities Exchange Act of 1934) of ___shares of FCB Common Stock (collectively, “Shares”) and/or options to purchase ___shares of FCB Common Stock (“FCB Options”). As a material inducement for ANB to enter into the Merger Agreement, the undersigned is entering into this Agreement with ANB to set forth certain terms and conditions governing the actions to be taken by the undersigned solely in his capacity as a shareholder of FCB with respect to the Shares and the FCB Options.
     NOW, THEREFORE, in consideration of the transactions provided for in the Merger Agreement and the mutual promises and covenants contained herein, the parties agree as follows:
     1. Without the prior written consent of ANB, which consent shall not be unreasonably withheld, the undersigned shall not transfer, sell, assign, convey or encumber any of the Shares during the term of this Agreement except (i) transfers in which the transferee shall agree in writing to be bound by the provisions of paragraphs 1, 2 and 3 of this Agreement as fully as the undersigned, or (ii) to ANB pursuant to the terms of the Merger Agreement. Without limiting the generality of the foregoing, the undersigned shall not grant to any party any option or right to purchase the Shares or any interest therein. Further, except with respect to the Merger, the undersigned shall not during the term of this Agreement vote the Shares to approve or ratify any agreement or contract pursuant to which the Shares would be transferred to any other party as a result of a consolidation, merger, share exchange or acquisition.
     2. The undersigned intends to, and will, vote (or cause to be voted) all of the Shares over which he has voting authority in favor of the Merger Agreement and all of the transactions provided for therein, including without limitation the Merger, at any meeting of shareholders of FCB called to vote on the Merger Agreement or the Merger or the adjournment thereof or in any other circumstance upon which a vote, consent or other approval with respect to the Merger Agreement or the Merger is sought. Further, the undersigned intends to, and will, surrender the certificate or certificates representing the Shares over which the undersigned has dispositive authority to ANB upon consummation of the Merger as described in the Merger Agreement and hereby waives any rights of appraisal, or rights to dissent from the Merger, that the undersigned may have relating to Shares for which the undersigned holds the right to agree to such waivers.
     3. Except as otherwise provided in this Agreement, at any meeting of shareholders of FCB or at any adjournment thereof or any other circumstances upon which their vote, consent or other approval is sought, the undersigned will vote (or cause to be voted) all of the Shares over which the undersigned has voting authority (i) against any merger agreement, share exchange or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, merger, recapitalization, dissolution, liquidation or winding-up of or by FCB or (ii) any amendment of FCB’s Articles of Incorporation or Bylaws or other proposal or transaction involving FCB or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions provided for therein.
     4. The undersigned acknowledges and agrees that ANB could not be made whole by monetary damages in the event of any default by the undersigned of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that ANB, in addition to any other remedy which it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or in any state having appropriate jurisdiction.
     5. The covenants and obligations set forth in this Agreement shall expire and be of no further force and effect on the date on which the Merger Agreement is terminated in accordance with the terms and conditions of Article 10 thereof.
     6. This Agreement shall be binding upon the undersigned and his or her heirs, devisees, administrators, executors, personal representatives, successors and assigns and shall inure to the benefit of ANB and its Subsidiaries and their respective successors and assigns.
     7. Any proceeding to enforce the provisions of this Agreement or the declaration of any rights arising from the provisions of this Agreement shall only be brought by either party in the Circuit Court of Jefferson County, Alabama or, if federal jurisdictional requirements be met, in the United States District Court for the Northern District of Alabama. Each party hereby waives any present or future objection to such venue and irrevocably consents and submits to the exclusive jurisdiction in personam of such courts. TO THE EXTENT THAT ANY DISPUTE ARISES UNDER THIS AGREEMENT, THE PARTIES HEREBY WAIVE THEIR RIGHTS TO A TRIAL BY JURY.
     8. Notwithstanding any other provision of this Agreement, the undersigned shall not be precluded from voting all of the Shares, and surrendering the certificate or certificates representing the Shares over which the undersigned has dispositive authority, in connection with any Superior Proposal provided that (i) FCB has complied with the notice and other requirements set forth in Section 7.6 of the Merger Agreement, (ii) FCB has provided ANB a reasonable opportunity to match the terms of any such Superior Proposal, (iii) ANB has not reconstituted its offer to match the terms of such Superior Proposal, and (iv) FCB has paid the Termination Fee to ANB.
     9. Other than the number of Shares and FCB Options set forth in the recitals above, the undersigned represents and warrants to ANB that the undersigned is not the beneficial owner of any shares of FCB Common Stock or any options to purchase shares of FCB Common Stock as of the date hereof. If the undersigned becomes the beneficial owner of any additional shares of FCB Common Stock or any FCB Options subsequent to the date of this Agreement, (i) the undersigned shall promptly notify ANB, (ii) the number of Shares and/or FCB Options set forth above shall automatically be adjusted to include such additional shares and/or options, and (iii) the undersigned agrees to enter into any amendment reasonably requested by ANB to reflect the inclusion of such additional shares and/options as part of the Shares or FCB Options, as the case may be.
     10. The undersigned hereby agrees that he will not exercise any of his FCB Options at any time after the date hereafter, unless and until the Merger Agreement has been terminated pursuant to the terms thereof.
     11. Under the Merger Agreement, options to purchase shares of FCB common stock will automatically be converted into options to purchase shares of ANB Common Stock at the Effective Time. However, ANB has agreed to provide all option holders with an opportunity to elect to cancel their options in exchange for a cash payment. The amount of the cash payment is based on the share price of ANB’s Common Stock at the time that the Merger is completed. More specifically, the cash payment is equal to the number of shares of FCB Common Stock covered by an option multiplied by the excess, if any, of (A) the product of the so-called “Exchange Ratio” of 0.60791 multiplied by the “Average Quoted Price” 2 of ANB’s Common Stock over (B) the exercise price per share of such options. For example, if someone holds an option to purchase 1,000 shares of FCB Common Stock at an exercise price of $13.50 per share, and if the “Average Quoted Price” for ANB’s stock at the time of the Merger were $60 per share, then the option holder would be entitled to a cash payment of $22,974 at the time of the Merger if he or she chooses this election.
     IMPORTANT TAX CONSEQUENCES. I understand and acknowledge that an election to cancel my FCB Options for a cash payment as described above will result in taxable income for me in an amount equal to such cash payment, and the payment may be subject to withholding requirements. If my options are “incentive stock options,” I understand that I will lose the favorable tax benefits that those types of options can otherwise enjoy.

[1]	As potentially adjusted under the terms of the Merger Agreement.

[2]	Specifically, this term is defined in the Merger Agreement as the price (rounded to two decimal places) derived by adding the averages of the high and low sales price of one share of ANB common stock as reported on NASDAQ on each of the ten (10) consecutive trading days ending on the fifth business day prior to the effective time of the merger, and dividing such sum by ten (10).

     In lieu of receiving ANB Options in exchange for my FCB Options, the undersigned hereby makes an irrevocable election to have his or her FCB Options canceled as of the Effective Time in exchange for the cash payment described in Section 3.1(d) of the Merger Agreement.
     12. (a) Notwithstanding anything to the contrary in the Merger Agreement, the Articles of Incorporation and/or Bylaws of FCB or FCB Bank, any indemnification or other agreement under which the undersigned has any rights, or in any applicable Laws, including without limitation Section 607.0850 of the FBCA, the undersigned acknowledges and agrees that ANB’s indemnity obligations set forth in Section 8.17 of the Merger Agreement in all cases do not cover, and specifically exclude, any and all “liability” and “expenses” (including advancement of expenses), as those terms are defined in the FBCA, that in any way arise out of, relate to, or are in connection with (i) any conviction of the undersigned for a violation of criminal law, (ii) any transaction in which the undersigned is adjudged to have received improper personal benefit, or (iii) any offering of securities issued by FCB (collectively, the “Excluded Matters”).
     (b) Subject to consummation of the Merger, the undersigned, on behalf of himself and all persons who may claim through him, hereby waives and releases any and all claims for indemnity against “liability” or “expenses” (including advancement of expenses) that the undersigned now has, has ever had or may hereafter have against FCB, Florida Choice Bank, ANB, and/or their respective representatives, officers, directors, employees, affiliates, stockholders, Subsidiaries, and successors and assigns (individually, a “Releasee”) that in any way arise out of, relate to, or are in connection with any of the Excluded Matters.
     (c) Subject to consummation of the Merger, the undersigned hereby irrevocably covenants to refrain from directly or indirectly asserting any claim, application or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind seeking indemnity or advancement of expenses in connection with any of the Excluded Matters.
     (d) Subject to consummation of the Merger, the undersigned agrees that he or she shall indemnify and hold harmless each Releasee from and against any and all loss, liability, claim, damage or expense (including reasonable attorney’s fees) arising directly or indirectly from or in connection with any of the Excluded Matters described in Section 12(a)(iii) above.
     13. If any provision or clause of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions and clauses of this Agreement will remain in full force and effect. Any provision or clause of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. This Agreement may not be changed except in a writing signed by the party against whose interest such change shall operate.
[Signature Pages Follow]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the day and year first above written.

As to the Undersigned,
signed in the presence of:

(signature)

(Please print or type name)	(Please print or type name)

Alabama	National BanCorporation

By:

Its:

Exhibit B
Form of Rule 145 Affiliate Agreement

                                        , 2005
Alabama National BanCorporation
1927 First Avenue North
Birmingham, Alabama 35203
Ladies and Gentlemen:
     The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an “affiliate” of Florida Choice Bankshares, Inc. a Florida corporation (“FCB”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger dated as of October                     , 2005 (the “Merger Agreement”), executed by FCB and Alabama National BanCorporation, a Delaware corporation (“ANB”), FCB will be merged with and into ANB (the “Merger”).
     As a result of the Merger, absent an election by the undersigned to receive all cash consideration, the undersigned will receive shares of common stock, par value $1.00 per share, of ANB (such shares received by the undersigned as a result of the Merger are hereinafter referred to as the “ANB Securities”) in exchange for shares of common stock of FCB owned by the undersigned.
     The undersigned represents, warrants and covenants to ANB that:
     (a) The undersigned shall not make any sale, transfer or other disposition of the ANB Securities in violation of the Act or the Rules and Regulations.
     (b) The undersigned has carefully read this agreement and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of ANB Securities, to the extent the undersigned has considered necessary, with the undersigned’s counsel or counsel for FCB.
     (c) The undersigned has been advised that the issuance of ANB Securities to the undersigned pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since at the time the Merger was submitted for a vote of the shareholders of FCB, the undersigned may be deemed to have been an affiliate of FCB and the distribution by the undersigned of the ANB Securities has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of ANB Securities issued to the undersigned in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act (as hereafter amended, “Rule 145”), or (iii) ANB has received an opinion of counsel reasonably acceptable to ANB (or other evidence reasonably acceptable to

ANB) that such sale, transfer or other disposition is otherwise exempt from registration under the Act.
     (d) The undersigned understands that ANB is under no obligation to register the sale, transfer or other disposition of the ANB Securities by the undersigned or on the undersigned’s behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.
     (e) The undersigned also understands that stop transfer instructions will be given to ANB’s transfer agent with respect to the ANB Securities and that there will be placed on the certificates for the ANB Securities issued to the undersigned, or any substitutions therefor, a legend stating in substance:
“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED                                         , 2005, BETWEEN THE REGISTERED HOLDER HEREOF AND ALABAMA NATIONAL BANCORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ALABAMA NATIONAL BANCORPORATION.”
     (f) The undersigned also understands that unless the transfer by the undersigned of the undersigned’s ANB Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, ANB reserves the right to put the following legend on the certificates issued to the undersigned’s transferee:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”
     (g) It is understood and agreed that at the request of the undersigned the legends set forth in paragraphs (e) and (f) above shall be removed by delivery of substitute certificates without such legend and the related stop transfer instructions will be lifted forthwith, at such time as (i) the undersigned is not an affiliate of ANB and a period of at least one year (as determined in accordance with paragraph (d) of Rule 144 under the Act) has elapsed since the date of consummation of the Merger, provided that ANB meets the requirements of paragraph (c) of

Rule 144 under the Act at such time, (ii) the undersigned is not, and has not been for at least three months, an affiliate of ANB, and a period of at least two years (as determined in accordance with paragraph (d) of Rule 144 under the Act) has elapsed since the date of consummation of the Merger or (iii) ANB shall have received an opinion of counsel or other evidence, in each case reasonably acceptable to ANB, that such legend and stop transfer instructions are not required for purposes of the Act.
     Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an “affiliate” of FCB as described in the first paragraph of this letter, or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

Very truly yours,

[signature]

[typed or printed name]
Agreed and Accepted this _____ day of ______________, 200___ by
ALABAMA NATIONAL BANCORPORATION

By:

Name:

Title:

Exhibit C
Form of Opinion of Smith Mackinnon, PA

[Letterhead of Smith Mackinnon, PA]
[Date]
Alabama National BanCorporation
1927 First Avenue North
Birmingham, Alabama 35203
Attn: Chairman
Re: Merger of Florida Choice Bankshares, Inc. with and into Alabama National BanCorporation
Gentlemen:
     We have acted as counsel to Florida Choice Bankshares, Inc. (“FCB”), a Florida corporation, in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of                                         , 2005 (the “Merger Agreement”), between Alabama National BanCorporation (“ANB”) and FCB. We render this opinion pursuant to Section 9.2(d) of the Merger Agreement. Capitalized terms not otherwise defined in this letter have the definitions set forth in the Merger Agreement.
     In connection with our representation of FCB and in order to render this opinion pursuant to Section 9.2(d) of the Merger Agreement, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, instruments, documents, and certificates of officers and employees of FCB and of other persons, and such questions of law, as we deemed necessary or appropriate. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of documents submitted to us as certified or photostatic copies. We have relied on certificates issued to us by the secretaries of state and other appropriate government officials of the various states in which FCB is incorporated or qualified and, except as expressly set forth in any such documents or hereinafter, we have assumed the authority of the person or persons who have executed any such documents on behalf of any person or persons, state or any other entity. We also have relied, as to various matters of fact material to this opinion, on the representations and warranties contained in the Merger Agreement and the certificates delivered pursuant thereto, on certificates of public officials, on online information provided by the Florida Department of State and on certificates and statements of officers of FCB, and we have made no independent investigations with regard thereto. All of our assumptions herein have been made with your permission.
     Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

Alabama National BanCorporation
[Date]

     1. FCB is a corporation organized under the laws of the State of Florida, its status is active and it has the corporate power to carry on the business in which it is engaged, as described in the proxy statement used to solicit the approval by the FCB stockholders of the transactions provided for in the Merger Agreement, and to own the properties owned by it. FCB Bank is a state banking corporation organized under the laws of the State of Florida, its status is active and it has the corporate power to carry on the business in which it is engaged, as described in the proxy statement used to solicit the approval by the FCB stockholders of the transactions provided for in the Merger Agreement, and to own the properties owned by it.
     2. The execution and delivery of the Merger Agreement by FCB, and FCB’s compliance with its terms, do not and will not violate any provision of the Articles of Incorporation or Bylaws of FCB. To our knowledge but without any independent investigation, the execution and delivery of the Merger Agreement, and compliance with its terms, do not and will not result in any breach of or default or acceleration under any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which any FCB Company is a party or by which any FCB Company is bound.
     3. In accordance with applicable Law and the Bylaws of FCB and pursuant to resolutions duly adopted by its Board of Directors and stockholders, the Merger Agreement has been duly approved by the Board of Directors of FCB and by the holders of at least a majority of the outstanding shares of FCB at the Stockholders’ Meeting.
     4. The Merger Agreement has been duly and validly executed and delivered by FCB. Assuming valid authorization, execution and delivery by ANB, the Merger Agreement constitutes the binding agreement of FCB, enforceable against FCB under the law of Florida and the Federal law of the United States. Our opinion concerning the validity, binding effect and enforceability of the Merger Agreement means that: (a) the Merger Agreement constitutes an effective contract under applicable law; (b) the Merger Agreement is not invalid in its entirety because of a specific statutory prohibition or public policy, and is not subject in its entirety to a contractual defense; and (c) subject to the last sentence of this paragraph, some remedies are available if FCB is in material default under the Merger Agreement. This opinion does not mean that (a) any particular remedy is available upon a material default, or (b) every provision of the Merger Agreement will be upheld or enforced in any circumstance by a court. Furthermore, the validity, binding effect, and the enforceability of the Merger Agreement may be limited or otherwise affected by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar statutes, rules and regulations, or other laws affecting the enforcement of creditors rights and remedies generally, and (b) the unavailability of, or limitation on the availability of, a particular right or remedy (whether in a proceeding in equity or at law) because of an equitable principle or a requirement as to commercial reasonableness, conscionability or good faith.

Alabama National BanCorporation
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     5. The authorized capital stock of FCB consists of 5,000,000 shares of FCB Common Stock, of which 2,565,615 shares are issued and outstanding, and 100,000,000 shares of preferred stock, $0.01 par value, none of which is issued and outstanding. The shares of FCB Common Stock that are issued and outstanding were to our knowledge not issued in violation of any statutory preemptive rights of shareholders, were duly issued and are fully paid and nonassessable under Florida law. There are currently outstanding options with the right to purchase a total of 399,685 shares of FCB Common Stock. To our knowledge, except as set forth in Section 5.3(a) of the Agreement, without independent investigation, there are no other options, subscriptions, warrants, calls, rights or commitments obligating FCB to issue any equity securities or to acquire any of its equity securities.
     6. The authorized capital stock of FCB Bank consists of [                                        ] shares of common stock, par value $[                    ] per share, of which [                                        ] shares are issued and outstanding. All of the outstanding shares of capital stock of FCB Bank are owned beneficially and of record by FCB. The shares of common stock that are issued and outstanding were to our knowledge not issued in violation of any statutory preemptive rights of shareholders, were duly issued and are fully paid and nonassessable under Florida law. To our knowledge, without independent investigation, there are no other options, subscriptions, warrants, calls, rights or commitments obligating FCB Bank to issue any equity securities or to acquire any of its equity securities.
     7. To our actual knowledge, there is no Litigation instituted, pending, or threatened against any FCB Company or against any of their respective directors or officers, nor, to our actual knowledge, are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding, pending, or threatened against any FCB Company.
     We are licensed to practice only in the State of Florida, and our opinions expressed herein are limited to the application of laws in the State of Florida and the Federal laws of the United States of America, and do not extend to any laws of any other state or nation.
     This opinion has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions dated April 8, 1991 issued by the Business Law Section of The Florida Bar (the “Report”). The Report is incorporated by reference into this opinion.
     The opinions rendered herein are as of the date hereof. We assume no obligation, and specifically disclaim any responsibility, to update or supplement these opinions to reflect any facts which hereafter may come to our attention or any changes in facts or law subsequent to the date hereof.

Alabama National BanCorporation
[Date]

     These opinions have been furnished to you at your request, and we consider them to be a confidential communication which may not be furnished, reproduced, distributed, or disclosed to anyone without our prior written consent. These opinions are rendered solely for your information and assistance in connection with the transactions contemplated in the Merger Agreement. They may not be relied upon by any other person or for any other purpose without our prior written consent.

Exhibit D
Form of Opinion of Maynard, Cooper & Gale, P.C.

[Letterhead of Maynard, Cooper & Gale, P.C.]
[Date]
Florida Choice Bankshares, Inc.
18055 U.S. Highway 441
Mount Dora, Florida 32757
Attn: Chairman

Re:	Merger of Florida Choice Bankshares, Inc. with and into Alabama National
BanCorporation
Gentlemen:
     We are counsel to Alabama National BanCorporation (“ANB”), a corporation organized and existing under the laws of the State of Delaware, and have represented ANB in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of                     , 2005 (the “Agreement”), between Florida Choice Bankshares, Inc. (“FCB”) and ANB.
     This opinion is delivered pursuant to Section 9.3(d) of the Agreement. Capitalized terms used in this opinion shall have the meanings set forth in the Agreement. This opinion is limited to the laws of the State of Alabama, excluding local laws (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, the State of Alabama and judicial decisions to the extent they deal with any of the foregoing), and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We call to your attention the fact that Section 11.8 of the Merger Agreement provides that it is to be governed by and construed in accordance with the laws of the State of Delaware. For purposes of the opinion expressed in Section 4 hereof, we have assumed that Delaware law is the same as, and would be construed by a court the same as, Alabama law, notwithstanding the provisions of Section 11.8 of the Merger Agreement, as to which we express no opinion, that it be governed by Delaware law.
     In connection with our representation of ANB, we have made such investigations of law as, in our judgment, were necessary to render the following opinions. We have also reviewed (a) the Agreement, (b) ANB’s Restated Certificate of Incorporation and Amended and Restated Bylaws; (c) the minutes of the meetings or actions of the Board of Directors of ANB with respect to the authorization, execution and delivery of the Agreement; and (d) such corporate documents, records, information and certificates of ANB, certificates of public officials or government authorities and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. As to certain facts material to our opinions, we have relied upon

Florida Choice Bankshares, Inc.
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statements, certificates or representations, including those delivered or made in connection with the above-referenced transaction, of officers and other representatives of ANB. In rendering our opinion we have assumed the genuineness of all signatures of, and the incumbency, authority and power of, the officers and other persons signing the Agreement as, for or on behalf of the parties thereto, other than ANB, the authenticity of all documents submitted to us as originals, and the conformity to authentic, original documents submitted to us as certified, conformed or photostatic copies. We have also assumed that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence. We have assumed that no bankruptcy or insolvency proceeding is pending by or against any party to the Agreement other than ANB.
     We have also assumed that the conduct of the parties to the Agreement has complied with any requirement of good faith, fair dealing and conscionability and that each party has acted in good faith and without duress or notice of any defense against the enforcement of any rights created by, or adverse claim to any property or security interest transferred or created as part of, the transaction. We have assumed that there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or prior dealings among the parties that would, in either case, define, supplement or qualify the terms of the Agreement. We have assumed that all parties to the Agreement will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Agreement.
     All of our assumptions herein have been made with your permission. Wherever used in any opinion or statement herein, the phrases “to counsel’s knowledge,” “to the best of our knowledge,” and other words or phrases of like or similar meaning, qualify and limit such opinion or statement to the current conscious awareness, without investigation, on the part of those lawyers in this firm who have provided legal services to ANB in connection with the transactions contemplated by the Agreement or lawyers of this firm who have otherwise provided legal services to ANB, of facts, matters or other information affecting such opinion or statement.
     Based upon and subject to the foregoing, we are of the opinion that:
     1. ANB is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on the business in which it is engaged, as described in the proxy statement used to solicit the approval by the FCB stockholders of the transactions provided for the Agreement, and to own the properties owned by it.
     2. The execution and delivery of the Agreement by ANB, and ANB’s compliance with its terms, do not and will not violate or contravene any provision of the Restated Certificate of Incorporation or Amended and Restated Bylaws of ANB. To the best of our knowledge, the execution and delivery of the Agreement, and compliance with its terms, do not and will not result in any conflict with, breach of, or default or acceleration under any mortgage, agreement,

Florida Choice Bankshares, Inc.
[Date]

lease, indenture or other instrument, order, judgment or decree to which any ANB Company is a party or by which any ANB Company is bound.
     3. In accordance with the Amended and Restated Bylaws of ANB and pursuant to resolutions duly adopted by its Board of Directors, the Agreement has been duly adopted and approved by the Board of Directors of ANB.
     4. The Agreement has been duly and validly executed and delivered by ANB. Assuming valid authorization, execution and delivery by FCB, the Agreement constitutes the valid and binding agreement of ANB, enforceable against ANB, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. Our opinion concerning the enforceability of the Agreement means that: (i) the Agreement constitutes an effective contract in general; (ii) the Agreement is not invalid in its entirety because of a specific statutory prohibition or public policy, and is not subject in its entirety to a contractual defense; and (iii) subject to available defenses, some remedy is available if ANB is in material default under the Agreement. This opinion does not mean that any particular remedy is available upon a material default or that every provision of the Agreement will be upheld or enforced in any circumstance by a court.
     5. The authorized capital stock of ANB consists of 50,000,000 shares of ANB Common Stock, of which [                    ] shares were issued and outstanding as of [                    ], and 100,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding. The shares of ANB Common Stock that are issued and outstanding were not issued in violation of any statutory preemptive rights of shareholders. The shares of ANB Common Stock to be issued to the stockholders of FCB as contemplated by the Agreement are duly authorized, and when properly issued and delivered following consummation of the Merger will be validly issued, fully paid and nonassessable.
     The opinions expressed herein represent our best legal judgment based upon the facts and assumptions identified herein and current laws, which laws are subject to change prospectively and retrospectively. Our opinions are in no way binding on any jurisdiction, government or agency. Our advice on each legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion of that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal disputes that may arise in the future. Our opinions are limited to the date hereof, and we have no obligation to render any subsequent or updated opinions, even if future laws, judicial or administrative decisions should change, modify, supersede or void any of the facts, assumptions, limitations or opinions

Florida Choice Bankshares, Inc.
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herein. Our opinions are based on the assumption that there will be no change in the facts and laws in existence on the date hereof. Our opinions are limited to the specific matters expressed and stated herein and no further opinion is to be inferred or may be implied beyond the matters expressly stated.
     This opinion is delivered solely for reliance by FCB and may not be used or relied upon by any other person for any purpose whatsoever without our prior written consent.